UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 23, 2010 at 10:00 a.m., Local Time

Harvard Club of New York City
35 West 44th Street
New York, New York

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2010 Annual Meeting of Stockholders will be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York on Friday, April 23, 2010 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2013.

2.	To consider and take action upon a proposal to approve Alleghany’s 2010 Directors’ Stock Plan.

3.	To consider and take action upon a proposal to approve Alleghany’s 2010 Management Incentive Plan.

4.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2010.

5.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of Alleghany common stock at the close of business on March 1, 2010 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2010 Annual Meeting and any adjournments of this meeting.

You are cordially invited to be present. If you do not expect to attend in person, we ask that you sign and return the enclosed form of proxy in the envelope provided. You may revoke your proxy at any time prior to its being voted by written notice to the Secretary of Alleghany or by voting in person at the 2010 Annual Meeting.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President — Law
and Secretary

March 17, 2010

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2010 Annual Meeting of Stockholders to be Held on April 23, 2010: Our proxy materials relating to our 2010 Annual Meeting (notice of meeting, proxy statement, proxy and 2009 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.alleghany.com to view and obtain the proxy materials online.

ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

PROXY STATEMENT

2010 Annual Meeting of Stockholders to be held April 23, 2010

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” “our,” or “us” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2010 Annual Meeting of Stockholders, or the “2010 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to below and in the accompanying Notice of 2010 Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 17, 2010.

Alleghany’s Board has fixed the close of business on March 1, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2010 Annual Meeting. Stockholders are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2010 Annual Meeting.

On March 1, 2010, 8,860,073 shares of Alleghany’s common stock were outstanding and entitled to vote. The number of shares of Alleghany common stock as of March 1, 2010, and the share ownership information provided elsewhere in these proxy materials, do not include shares Alleghany will issue in connection with a common stock dividend, consisting of one share of Alleghany common stock for every 50 shares of outstanding Alleghany common stock. Alleghany will pay this common stock dividend on April 23, 2010 to stockholders of record at the close of business on April 1, 2010. References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

PRINCIPAL STOCKHOLDERS

We believe that, as of March 1, 2010, approximately 22.5% (but see Note (1) below) of our outstanding common stock was beneficially owned by F.M. Kirby, Allan P. Kirby, Jr. and their sister, Grace Kirby Culbertson, primarily through a number of family trusts. The following table sets forth, as of March 1, 2010, such beneficial ownership of common stock of the foregoing members of the Kirby family, as well as other persons who, based upon filings made by them with the U.S. Securities and Exchange Commission, or the “SEC,” were the beneficial owners of more than five percent of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
	Sole Voting	Shared Voting Power
Name and Address	Power and/or Sole	and/or Shared			Percent
of Beneficial Owner	Investment Power	Investment Power	Total		of Class

F.M. Kirby	338,156	729,731	1,067,887	(2)	12.0
17 DeHart Street, P.O. Box 151, Morristown, NJ 07963
Allan P. Kirby, Jr.	563,918	—	563,918	(3)	6.4
14 E. Main Street, P.O. Box 90, Mendham, NJ 07945
Grace Kirby Culbertson	171,583	192,000	363,583	(4)	4.1
Blue Mill Road, Morristown, NJ 07960
Franklin Mutual Advisers, LLC	835,820	—	835,820	(5)	9.4
101 John F. Kennedy Parkway, Short Hills, NJ 07078
Artisan Partners Limited Partnership	—	829,518	829,518	(6)	9.4
875 E. Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
Royce & Associates, LLC	545,896	—	545,896	(7)	6.2
1414 Avenue of the Americas, New York, NY 10019

(1)	Amounts in table do not reflect shares of common stock that may be held by the estate of one or more beneficiaries of the estate of Ann Kirby Kirby, a sister of F.M. Kirby, Allan P. Kirby, Jr. and Grace Kirby Culbertson. Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany, and had declined to supply information with respect to her ownership of common stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or its beneficiaries; therefore, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its common stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the SEC reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany, or “Old Alleghany.” Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of common stock for each share of Old Alleghany common stock. If Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate the 710,667 shares reported in the Schedule 13D statement filed with the SEC in 1982 together with all stock dividends received in consequence through the date hereof, her beneficial ownership of common stock would have increased by 432,381.

(2)	Includes 110,344 shares of common stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 527,419 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children’s descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the common stock held for the benefit of his children and for the benefit of his children and his children’s descendants. Mr. Kirby held 227,812 shares directly.

(3)	Includes 318,003 shares of common stock held by a trust of which Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 8,001 shares issuable under stock options granted pursuant to the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” Mr. Kirby held 237,914 shares directly, which include 765 shares of restricted common stock or restricted stock units granted pursuant to the 2005 Directors’ Plan, as adjusted for stock dividends.

(4)	Includes 42,000 shares of common stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 150,000 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 171,583 shares directly.

(5)	According to an amendment dated January 15, 2010 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC, or “Franklin,” Franklin had sole voting power and sole dispositive power over 835,820 shares of common stock. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc., or “FRI,” and that, under Franklin’s advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein is not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest in or beneficial ownership of such shares.

(6)	According to an amendment dated February 11, 2010 to a Schedule 13G statement filed jointly by Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Investment Corporation, the general partner of Artisan Partners (“Artisan Corp.”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Partners, Artisan Corp. and ZFIC, are referred to herein as “Artisan Parties”), the Artisan Parties share voting and dispositive power over 813,081 shares of common stock, and share dispositive power over an additional 16,437 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares, and to the knowledge of the Artisan Parties none of such persons has an economic interest in more than 5% of the class.

(7)	According to an amendment dated January 22, 2010 to a Schedule 13G statement filed by Royce & Associates, LLC, an investment advisor, Royce & Associates, LLC has sole voting power and sole dispositive power over 545,896 shares of common stock.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, Alleghany’s Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are four standing committees of the Board, consisting of an Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. Additional information regarding these committees is set out below.

Alleghany’s Board currently consists of twelve directors. At a meeting of the Board on December 15, 2009, Allan P. Kirby, Jr., a director of Alleghany since 1963, notified the Board that he would retire as a director of Alleghany effective as of the 2010 Annual Meeting, and, thus, that he would not stand for re-election as a director of Alleghany. At the same Board meeting, the Board increased the size of the Board from ten to twelve directors and elected Karen Brenner and Phillip M. Martineau to fill the vacancies on the Board created by such increase in size. Ms. Brenner and Mr. Martineau were elected for a term due to expire at the

2010 Annual Meeting. Each of Ms. Brenner and Mr. Martineau, as well as Thomas S. Johnson and James F. Will whose terms also expire at the 2010 Annual Meeting, are standing for election at the 2010 Annual Meeting. Since Allan P. Kirby, Jr. is retiring effective as of the 2010 Annual Meeting, if all of Ms. Brenner and Messrs. Johnson, Martineau and Will are elected, the size of the Board will be reduced effective at the 2010 Annual Meeting to eleven directors.

The Board held eight meetings in 2009. Each director attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2009. There are two regularly scheduled executive sessions for non-management directors of Alleghany and one regularly scheduled executive session for independent directors each year. The independent directors annually designate an independent director to preside at these executive sessions. The independent director designated to preside over such executive sessions during 2009 was Mr. Will, and Mr. Will was designated to continue in such role during 2010. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2009 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Karen Brenner, Dan R. Carmichael, Allan P. Kirby, Jr., Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will and Raymond L.M. Wong have no material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany, based upon the fact that none of such directors has any material relationship with Alleghany either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany. As a result, ten of Alleghany’s current twelve directors are independent directors. Each of the four director nominees, Ms. Brenner and Messrs. Johnson, Martineau and Will, is independent. Since Allan P. Kirby, Jr. is retiring effective as of the 2010 Annual Meeting, if all of Ms. Brenner and Messrs. Johnson, Martineau and Will are elected, the size of the Board will be reduced effective at the 2010 Annual Meeting to eleven directors, of whom nine will be independent directors.

Board Leadership

Currently the positions of Chairman, and President and chief executive officer, are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman, Mr. John J. Burns, Jr., is a former President and chief executive officer of Alleghany and is not an independent director as determined by the Board. When Mr. Burns was elected Chairman effective January 1, 2007, the Board considered it to be a transitional arrangement. The Board intends to consider, during 2010, the election of an independent director as Chairman. Pursuant to the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operations of the Board and its committees. The Board believes that its leadership structure is appropriate given the historical development of the composition of the Board and management and the Corporate Governance Guidelines, Alleghany’s long-term principal stockholders and the significant tenure of a majority of its members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its Audit Committee, Compensation Committee and Nominating and Governance Committee. Alleghany management has several committees that it uses group-wide to monitor and manage risk, including a Risk Management Committee, Reinsurance Security Committee, Investment Committee and Legal Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to the committees of the Board on management’s activities and risk tolerances. Each year at the Board’s December or January meeting, the Board receives a formal report on enterprise risk management and, at the same meeting, considers Alleghany’s five-year strategic plan and the evaluation of the chief executive officer, allowing the Board to consider risk and risk management in the context of the strategic plan and management’s performance. At the Audit Committee’s June meeting, the Committee receives a formal report on enterprise risk management and legal compliance, which is also copied to the Board, and the Audit Committee subsequently reports thereon to the Board. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin (Chairman), Adams, Carmichael and Wong. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•	the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K to the SEC and whether to recommend this inclusion;

•	the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q to the SEC;

•	Alleghany’s policies with respect to risk assessment and risk management;

•	the adequacy and effectiveness of Alleghany’s internal controls and disclosure controls and procedures;

•	the compensation, activities and performance of Alleghany’s internal auditors; and

•	the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held six meetings in 2009.

Compensation Committee

The current members of the Compensation Committee are Messrs. Carmichael (Chairman), Lavin and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany’s executive compensation program is administered by the Compensation Committee. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer;

•	evaluating the chief executive officer’s performance in light of such goals and objectives; and

•	determining the chief executive officer’s compensation based on such evaluation.

In addition, the Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and determining such officers’ compensation; and

•	the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in December or January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” and the 2005 Management Incentive Plan, or the “2005 MIP.”

Alleghany’s Senior Vice President-Law and Secretary, Robert M. Hart, supports the Compensation Committee in its work. In addition, during 2009, the Compensation Committee engaged Grahall Partners, or the “Compensation Consultant,” as independent outside compensation consultant, to advise it on executive compensation matters. The Compensation Consultant also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all fees Alleghany pays to the Compensation Consultant. The Compensation Committee held six meetings in 2009.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams (Chairman), Johnson and Will, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board;

•	making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany; and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

The Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees. Except as described below regarding the recruitment of two new directors during 2009, the Nominating and Governance Committee has not identified any specific qualities or skills that it believes are necessary for one or more of Alleghany’s directors to possess. In this regard, the Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board, similar to the Nominating and Governance Committee, has not approved any specific criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered.

In view of the infrequency of vacancies on the Board, the Nominating and Governance Committee does not have an established process for identifying and evaluating nominees for director. During 2009, at the request of the Board, the Nominating and Governance Committee undertook a process to identify two or more new directors to fill vacancies created by anticipated future director retirements over the next few years in accordance with the Board’s retirement policy. The Nominating and Governance Committee determined that it would seek to identify candidates who would be able to serve for several years before being required to retire under the Board’s retirement policy, that one candidate should have financial or legal transactional business experience, that one candidate should have operating business experience, and that at least one of such candidates should be a member of a minority group or female. Although the Nominating and Governance Committee considered diversity in setting its 2009 search criteria, the Nominating and Governance Committee does not have a formal diversity policy with respect to identifying director nominees. The Nominating and Governance Committee solicited directors to recommend possible candidates and also determined in April 2009 to engage SpencerStuart, a nationally recognized search firm, to assist the Nominating and Governance Committee in identifying and evaluating potential nominees, including assistance in evaluating potential nominees proposed by the directors. SpencerStuart provided background information to the Nominating and Governance Committee regarding over 40 potential candidates meeting its search criteria and regularly communicated with the Nominating and Governance Committee to discuss such potential candidates. The Nominating and Governance Committee also provided SpencerStuart with information regarding potential nominees recommended by Alleghany directors and asked SpencerStuart to evaluate such prospects pursuant to the same review process as that of the prospects identified by SpencerStuart. After review and discussion, the Nominating and Governance Committee and SpencerStuart identified potential nominees to be interviewed by SpencerStuart, and SpencerStuart reported to the Nominating and Governance Committee on such interviews. The Nominating and Governance Committee regularly reported to the Board regarding the search’s progress. Three of the leading candidates were then interviewed by the members of the Nominating and Governance Committee and Weston M. Hicks, Alleghany’s President and chief executive officer. At its meeting on October 20, 2009, the Nominating and Governance Committee determined to recommend to the Board that:

•	Karen Brenner and Phillip M. Martineau, potential nominees who were identified by SpencerStuart, were qualified to join the Board and would make a contribution to the Board;

•	subject to reference checks, background reports and completion of director and officer questionnaires, Ms. Brenner and Mr. Martineau should meet the other directors at the Board’s December 15, 2009 meeting; and

•	if the Board concurred, Ms. Brenner and Mr. Martineau should be elected to the Board.

The Board met Ms. Brenner and Mr. Martineau at its meeting on December 15, 2009, and thereafter elected them as directors, effective December 16, 2009, to serve until the 2010 Annual Meeting.

The Nominating and Governance Committee held nine meetings in 2009.

Executive Committee

The current members of the Executive Committee are Messrs. Allan P. Kirby, Jr. (Chairman), Burns, Hicks and Johnson. The Executive Committee of the Board may exercise certain powers of the Board regarding the management and direction of the business and affairs of Alleghany when the Board is not in session. The Executive Committee reports to the Board on all action it takes, and the Board reviews such action. The Executive Committee held no meetings in 2009.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors was adopted by Old Alleghany in 1979 and by Alleghany upon its formation in 1986. In December 2008, the retirement policy was amended to provide that, except in respect of directors serving when the policy was first adopted, a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 72nd birthday. Mr. Burns is not subject to this retirement policy because he was a director of Old Alleghany in 1979. Although not subject to the retirement policy, Allan P. Kirby, Jr. is retiring from the Board effective as of the 2010 Annual Meeting.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any:

•	director or officer of Alleghany or

•	immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and Business Conduct for its directors, officers and employees, and the Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether the Board should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation (including New York Stock Exchange listing standards and federal securities laws).

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, with a value equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 1, 2010, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 60, and all nominees, directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Sole Voting	Shared Voting Power
	Power and/or Sole	and/or Shared			Percent
Name of Beneficial Owner	Investment Power	Investment Power	Total		of Class

Karen Brenner	—	—	—		—
Thomas S. Johnson	10,963	—	10,963	(1)	0.12
Phillip M. Martineau	—	—	—		—
James F. Will	18,200	1,650	19,850	(1)	0.22
Rex D. Adams	9,794	—	9,794	(1)	0.11
John J. Burns, Jr.	72,895	—	72,895	(1)(2)	0.82
Dan R. Carmichael	21,584	—	21,584	(1)(3)	0.24
Weston M. Hicks	79,986	—	79,986	(4)	0.90
Allan P. Kirby, Jr.	563,918	—	563,918	(5)	6.4
Jefferson W. Kirby	66,205	156,409	222,614	(1)(6)	2.5
William K. Lavin	10,117	—	10,117	(1)	0.11
Raymond L.M. Wong	3,672	—	3,672	(1)	0.04
Roger B. Gorham	8,514	—	8,514	(7)	0.10
Robert M. Hart	18,118	—	18,118	(8)	0.20
Jerry G. Borrelli	970	—	970		0.01
Christopher K. Dalrymple	1,350	—	1,350		0.02
All nominees, directors and executive officers as a group (16 persons)	886,286	158,059	1,044,345	(9)	11.8(10)

(1)	Includes 8,001 shares of common stock in the case of Messrs. Johnson, Will, Adams and Lavin, 6,782 shares of common stock in the case of Mr. Carmichael, 1,588 shares of common stock in the case of Messrs. Jefferson W. Kirby and Wong and 1,047 shares in the case of Mr. Burns, issuable under stock options granted pursuant to the 2005 Directors’ Plan and the 2000 Directors’ Plan. In addition, includes 765 shares of restricted common stock or restricted stock units granted to each of Messrs. Adams,

Burns, Carmichael, Lavin, Johnson, Jefferson W. Kirby, Will and Wong, pursuant to the 2005 Directors’ Plan.

(2)	Includes 848 shares of common stock held by a trust of which Mr. Burns’s wife is sole trustee and 815 shares of common stock owned by Mr. Burns’s wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(3)	Includes 252 shares of common stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4)	Includes 28,717 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’s continuing employment with Alleghany and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks.

(5)	See Note (3) on page 2.

(6)	Includes 156,409 shares of common stock held by a trust; such amount reflects Mr. Jefferson W. Kirby’s share of such trust as co-trustee and secondary beneficiary. As such shares are held by a trust of which his father, Mr. F.M. Kirby, is a co-trustee and primary beneficiary, such 156,409 shares are also included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby granted a proxy to his father with respect to an additional 22,055 shares held by a trust of which Mr. Jefferson W. Kirby is co-trustee and beneficiary and thus such additional 22,055 shares are included in the amounts set forth for Mr. F.M. Kirby on page 1. Mr. Jefferson W. Kirby held 63,578 shares directly, of which 1,040 shares were held by a limited partnership with Mr. Jefferson W. Kirby exercising sole voting and investment power in respect of such shares.

(7)	Includes 3,936 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with Alleghany and the achievement of certain performance goals.

(8)	Includes 4,080 shares of common stock held by a trust of which Mr. Hart is sole trustee.

(9)	Includes a total of 1,915 shares of common stock over which certain of the above persons listed had no voting or investment power, as discussed in Notes (2) and (3) above.

(10)	Based on the number of shares of outstanding common stock as of March 1, 2010, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2009 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2009. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2009. John J. Burns, Jr. filed a Form 4 report on March 31, 2009 reporting, among other things, four sale transactions for a total of 400 shares of common stock on March 25, 2009, all of which were held indirectly by Mr. Burns.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1. Election of Directors

Karen Brenner, Thomas S. Johnson, Phillip M. Martineau and James F. Will have been nominated by the Board for election as directors at the 2010 Annual Meeting, each to serve for a term of three years, until the 2013 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Messrs. Johnson and Will were last elected by stockholders at the 2007 Annual Meeting of Stockholders held on April 27, 2007.

At a meeting of the Board on December 15, 2009, Allan P. Kirby, Jr., a director of Alleghany since 1963, notified the Board that he would retire as a director of Alleghany effective as of the 2010 Annual Meeting, and, thus, that he would not stand for re-election as a director of Alleghany. At the same Board meeting, the Board increased the size of the Board from ten to twelve directors and elected Karen Brenner and Phillip M. Martineau to fill the vacancies on the Board created by such increase in size. Ms. Brenner and Mr. Martineau were elected for a term due to expire at the 2010 Annual Meeting. Each of Ms. Brenner and Messrs. Johnson, Martineau and Will are standing for election at the 2010 Annual Meeting. Since Allan P. Kirby, Jr. is retiring effective as of the 2010 Annual Meeting, if all of Ms. Brenner and Messrs. Johnson, Martineau and Will are elected, the size of the Board will be reduced effective at the 2010 Annual Meeting to eleven directors.

Proxies in the enclosed form received from Alleghany stockholders of record will be voted for the election of the four nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. “Abstentions” and “broker non-votes” do not count as votes cast “for” or “against” the nominee’s election. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The following information includes the age, the year in which first elected as a director of Alleghany or Old Alleghany, the principal occupation and/or other business experience for the past five years, other public company directorships during the past five years, and the experience, qualifications, attributes and skills of each of the nominees named for election as director, and of the other directors of Alleghany. In addition to the information presented below regarding the experience, qualifications, attributes and skills that led the Board to the conclusion that the persons named below should be directors of Alleghany, Alleghany also believes that each of the nominees named for election as director and the other directors have a reputation for integrity, honesty and for adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and the Board.

Nominees for Election:

Karen Brenner Age 54 Director since 2009 Term expires in 2010
Ms. Brenner has been a Clinical Professor of Business at the Leonard N. Stern School of Business at New York University, where she teaches professional responsibility in law and business in the interdepartmental markets, ethics, and law program, since 2008. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Alleghany Board also include her years of business experience as a Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Thomas S. Johnson Age 69 Director since 1997 and for 1992-1993 Member of the Executive Committee Member of the Nominating and Governance Committee Term expires in 2010	Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corporation and its subsidiary GreenPoint Bank from 1993 until his retirement on December 31, 2004. In addition, Mr. Johnson currently serves as a director of R.R. Donnelly & Sons Company and The Phoenix Companies, Inc. and served as a director of the Federal Home Loan Mortgage Corporation and Lower Manhattan Development Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the Alleghany Board also include his over 30 years of experience as a financial services industry executive, particularly as Chairman and Chief Executive Officer of GreenPoint Financial Corporation, his experience as a director on the boards of directors of other companies, and his financial literacy.

Phillip M. Martineau Age 62 Director since 2009 Term expires in 2010
Mr. Martineau has been Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, since June 2005. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation (“High Voltage”), a commercial producer of particle accelerators, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005. Mr. Martineau served as a director of Exide Technologies from May 2004 until August 2006.

Mr. Martineau’s qualifications to serve on the Alleghany Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience as a director on the boards of directors of other companies.

James F. Will Age 71 Director since 1992 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2010
Mr. Will was the President of Saint Vincent College from July 2000 until his retirement in June 2006, at which time he was named Vice Chancellor and President Emeritus of Saint Vincent College.

Mr. Will’s qualifications to serve on the Alleghany Board also include his over 20 years of experience as an executive in the steel industry, particularly his tenure as President and Chief Executive Officer of Armco Inc., a steel manufacturing and metals processing company, and his experience as President of Saint Vincent College.

Other Alleghany Directors:

Allan P. Kirby, Jr. Age 78 Director since 1963 Chairman of the Executive Committee Term expires in 2010
Mr. Kirby has been President of Liberty Square, Inc., a family and personal affairs investment management company, since 1960.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his investment management experience, his long tenure as a member of the Alleghany Board, and his experience as a director on the boards of directors of other public and private companies.

Rex D. Adams Age 70 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2011
Mr. Adams has been a director and Chairman of the Board of Directors of Invesco Ltd., an investment management company, since April 2006, and a director of Invesco Ltd. since 2001. In addition, Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 4, 2004.

Mr. Adams’ qualifications to serve on the Alleghany Board also include his business experience, including over 30 years as an executive of Mobil Corporation, his experience as a director on the boards of directors of other companies, particularly companies in the investment management industry, his financial literacy, his experience as the Dean and as a professor at the Fuqua School of Business at Duke University, and his experience in matters of corporate governance.

Weston M. Hicks Age 53 Director since 2004 Member of the Executive Committee Term expires in 2011
Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Corporation.

Mr. Hicks’ qualifications to serve on the Alleghany Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past five years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 48 Director since 2006 Term expires in 2011
Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby also currently serves as a director of Somerset Hills Bancorp.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his over 20 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager. Mr. Allan P. Kirby, Jr., who is retiring from the Board effective as of the 2010 Annual Meeting, is the uncle of Mr. Jefferson W. Kirby.

John J. Burns, Jr. Age 78 Director since 1968 Member of the Executive Committee Term expires in 2012
Mr. Burns has been Chairman of the Board of Alleghany since January 2007. From January 2005 until January 2007, Mr. Burns was Vice Chairman of the Alleghany Board and served as a non-executive employee of Alleghany assisting the President and chief executive officer on investment matters.

Mr. Burns’ qualifications to serve on the Alleghany Board also include his business experience, particularly his over 40 years of experience as an Alleghany executive, including 17 years as President and chief operating officer and 12 years as President and chief executive officer.

Dan R. Carmichael Age 65 Director since 1993 Chairman of the Compensation Committee Member of the Audit Committee Term expires in 2012
Mr. Carmichael was President and Chief Executive Officer of Ohio Casualty Corporation, a property and casualty insurance company, from December 2000 until August 2007 when he retired in connection with Ohio Casualty’s acquisition by Liberty Mutual Group. From August 2007 until October 2008, Mr. Carmichael was a consultant to Liberty Mutual Agency Markets, a property and casualty insurance division of Liberty Mutual Group. Mr. Carmichael is currently Chairman of the Board and a director of Platinum Underwriters Holdings, Ltd.

Mr. Carmichael’s qualifications to serve on the Alleghany Board also include his over 30 years of property and casualty business experience, including as Chairman and Chief Executive Officer of Ohio Casualty Corporation; Chief Executive Officer of IVANS, Inc., a property and casualty technology solutions provider; and as a director on the boards of directors of other technology companies in the property and casualty industry, and his financial literacy.

William K. Lavin Age 65 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2012
Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of American Home Food Products, Inc.

Mr. Lavin’s qualifications to serve on the Alleghany Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies, and his financial literacy.

Raymond L.M. Wong Age 57 Director since 2006 Member of the Audit Committee Term expires in 2012
Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in June 2007. Prior to that, from July 2002 until June 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and consulting services company.

Mr. Wong’s qualifications to serve on the Alleghany Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

COMPENSATION OF DIRECTORS

The information under this heading relates to the compensation during 2009 of those persons who served as directors of Alleghany at any time during 2009, except for Mr. Hicks, whose compensation is reflected in the Summary Compensation Table on page 60.

2009 Director Compensation

	Fees
	Earned	Stock	Option
	or Paid	Awards	Awards	All Other
Name	in Cash	(1)	(2)	Compensation(3)	Total

Rex D. Adams	$63,000	$56,343	$51,027	—	$170,370
Karen Brenner(4)	$1,250	—	—	—	$1,250
John J. Burns, Jr.	$400,000	$56,343	$51,027	$25,776	$533,146
Dan R. Carmichael	$68,000	$56,343	$51,027	—	$175,370
Thomas S. Johnson	$52,500	$56,343	$51,027	—	$159,870
Allan P. Kirby, Jr.	$63,000	$56,343	$51,027	—	$170,370
Jefferson W. Kirby	$38,000	$56,343	$51,027	—	$145,370
William K. Lavin	$78,000	$56,343	$51,027	—	$185,370
Phillip M. Martineau(4)	$1,250	—	—	—	$1,250
James F. Will	$55,000	$56,343	$51,027	—	$162,370
Raymond L.M. Wong	$52,000	$56,343	$51,027	—	$159,370

(1)	Represents the grant date fair value of the award of 250 shares of restricted stock or 250 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2005 Directors’ Plan on April 27, 2009, and computed in accordance with FASB Accounting Standards Codification Topic 718, or “ASC 718.” The amount of shares or units held at December 31, 2009 by each director under outstanding stock awards was as follows: 765 by each of Messrs. Adams, Burns, Carmichael, Johnson, Allan P. Kirby, Jr., Jefferson W. Kirby, Lavin, Will and Wong and no shares or units by either Ms. Brenner or Mr. Martineau.

(2)	Represents the grant date fair value dollar amount of a stock option for 500 shares of common stock made to each non-employee director under the 2005 Directors’ Plan on April 27, 2009, and computed in accordance with ASC 718. The amount of outstanding options held at December 31, 2009 by each director pursuant to outstanding stock options was as follows: 8,347 for each of Messrs. Adams, Johnson, Allan P. Kirby, Jr., Lavin and Will; 7,152 for Mr. Carmichael; 2,060 for each of Messrs. Jefferson W. Kirby and Wong; 1,530 for Mr. Burns; and no options for either Ms. Brenner or Mr. Martineau.

(3)	Reflects a payment of $15,543, representing the dollar value of the insurance premiums paid by Alleghany for the benefit of Mr. Burns for life insurance maintained on his behalf pursuant to Alleghany’s life insurance program in which retired Alleghany officers are eligible to participate, and a payment of $10,233, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to Mr. Burns pursuant to such life insurance program.

(4)	Amount reflects the pro rata portion of the annual retainer earned by Ms. Brenner and Mr. Martineau, who were elected to the Board effective December 16, 2009, with respect to their 2009 Board service.

Fees Earned or Paid in Cash

Each director who is not an Alleghany officer or serving as Chairman of the Board (whose fees are described below) receives an annual retainer of $30,000, payable in cash, as well as $1,000 for each in person board meeting attended and $500 for each telephone conference meeting attended. The Chairman of the Executive Committee receives an annual fee of $25,000, and each other member who is not an Alleghany officer receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000, and each other member receives an annual fee of $7,000.

Stock Awards and Option Awards

Pursuant to the 2005 Directors’ Plan, which expired on December 31, 2009, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•	at the individual’s election, either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units, each equivalent to one share of common stock, which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.

On April 27, 2009, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $225.37 per share and either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

Arrangements with the Chairman of the Board

For his service as Chairman of the Board and a director, Mr. Burns receives an annual retainer of $400,000 from Alleghany. In addition, Mr. Burns is eligible for awards under the 2005 Directors’ Stock Plan but does not receive meeting or other director fees. In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Alleghany-related matters. As Mr. Burns also uses this office to attend to personal matters, Mr. Burns reimburses Alleghany for twenty-five percent of the annual rent and operating costs for this office, amounting to approximately $38,300 per year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. “ABSTENTIONS” AND “BROKER NON-VOTES” DO NOT COUNT AS VOTES CAST “FOR” OR “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AS PRESENT AT THE MEETING FOR QUORUM PURPOSES.

Proposal 2. Approval of the 2010 Directors’ Stock Plan

The 2005 Directors’ Plan, which provided for the annual grant, to each individual who was elected, re-elected or continued as a member of the Board and who was not an employee, of (i) a stock option to purchase 500 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value of one share of common stock on the date of grant; and (ii) at the individual’s election, either (a) 250 shares of restricted common stock or (b) 250 restricted stock units, each equivalent to a share of common stock, expired on December 31, 2009. The Board believes it to be in the best interests of Alleghany and its stockholders to replace the 2005 Directors’ Plan with the 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan,” which is substantially similar to the 2005 Directors’ Plan, in order to continue to attract and retain independent directors and to encourage them to increase and maintain their stock ownership in Alleghany consistent with director stock ownership guidelines in order to promote long-term stockholder value. Accordingly, the Board has adopted the 2010 Directors’ Plan, effective upon stockholder approval.

Description of the 2010 Directors’ Plan

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who is elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries shall automatically be granted (i) a stock option to purchase 500 shares of common stock, or an “Option,” and (ii) at the individual’s election, either (a) 250 shares of restricted common stock, or “Restricted Common Stock,” or (b) 250 restricted stock units, or “Restricted Stock Units,” and together with Restricted Common Stock, “Restricted Shares,” each equivalent to a share of common stock, which are subject to potential forfeiture until the first Annual Meeting following the date of grant and restrictions upon transfer until the third anniversary of the date of grant. Non-employee individuals who are appointed to the Board between Annual Meetings of Stockholders (“Newly Appointed Directors”) will receive a pro-rated Option and Restricted Share grant.

The 2010 Directors’ Plan will be administered by the Board. The Board has the authority, within the limits of the 2010 Directors’ Plan, to construe the 2010 Directors’ Plan, to determine all questions arising thereunder and to adopt and amend the rules and regulations for the administration of the 2010 Directors’ Plan as it may deem desirable. It is expected that the Compensation Committee will periodically review grant amounts and recommend any changes, as appropriate, to the Board. Currently, Alleghany has ten non-employee directors (excluding Allan P. Kirby, Jr. who is retiring effective as of the 2010 Annual Meeting) who would be entitled to participate in the 2010 Directors’ Plan.

Options.  No consideration will be paid to Alleghany upon the grant of Options under the 2010 Directors’ Plan. The 2010 Directors’ Plan provides that no Option granted under the 2010 Directors’ Plan shall be exercisable before the expiration of one year from the date of grant and that an Option granted under the 2010 Directors’ Plan shall become exercisable as to one-third of the total number of shares of common stock covered thereby on each of the first, second and third anniversaries of the date of grant (with certain minor exceptions for Newly Appointed Directors), provided that (i) the Option shall terminate upon the resignation of the non-employee director prior to the next succeeding Annual Meeting following the date of grant, (ii) the Option shall become immediately exercisable in full for one year after the non-employee director ceases to be a director for any reason other than resignation prior to the next succeeding Annual Meeting following the date of grant, and (iii) in the event of the death or other termination of the non-employee director, the Option shall continue to be exercisable for such shares of common stock as to which the non-employee director could have exercised the Option at the time of such termination for one year after such termination (but not beyond the stated term of the Option). Notwithstanding the above, vested Options granted to a non-employee director will remain exercisable for the remaining term of the Options following a non-employee director’s retirement from the Board at or after any Annual Meeting of Stockholders following his or her 72nd birthday in accordance with Alleghany’s director retirement policy.

The 2010 Directors’ Plan provides that no Option granted under the 2010 Directors’ Plan shall be exercisable more than ten years after the date of grant. The price at which shares of common stock may be purchased under any Option granted under the 2010 Directors’ Plan shall be “fair market value,” which is defined in the 2010 Directors’ Plan as the average of the high and low sales prices of common stock as reported on the New York Stock Exchange Composite Transactions Tape on the date of grant or, if no such sales are reported on that date, the average prices on the last preceding date on which such sales were reported. Upon exercise of an Option granted under the 2010 Directors’ Plan, the exercise price may be paid in cash, in shares of common stock valued at the fair market value thereof on the date of payment or in a combination of cash and shares of common stock. In addition, the Board may permit the payment of the exercise price by Alleghany’s withholding of shares of common stock issuable upon such exercise.

Restricted Shares.  Restricted Shares granted to a non-employee director pursuant to the 2010 Directors’ Plan shall be issued for no consideration, but shall be forfeited to Alleghany (without the payment of any consideration) if such non-employee director resigns from the Board prior to the next succeeding Annual Meeting following the date of grant. In addition, Restricted Shares may not be sold, assigned, pledged or transferred to any person until the third anniversary of the date of grant (with certain minor exceptions for Newly Appointed

Directors), provided that such transfer restrictions shall no longer apply upon (i) a non-employee director’s death prior to the next succeeding Annual Meeting following the date of grant or (ii) a non-employee director’s ceasing to be a director for any reason after the next succeeding Annual Meeting following the date of grant.

In lieu of the issuance of shares of Restricted Common Stock, a director may elect to receive Restricted Stock Units, which are unfunded, bookkeeping units having a value equal to the value of, and being subject to the same terms and restrictions applicable to, shares of Restricted Common Stock. At the time of payment, the then-current value of common stock multiplied by the number of whole Restricted Stock Units (as adjusted for any dividends paid on the common stock) will be payable in the form of shares of common stock, and any fractional Restricted Stock Unit shall be paid in cash. Non-employee directors are permitted to defer payment of Restricted Stock Units to any time after the third anniversary of the date of grant or until such non-employee director retires from the Board (with certain minor exceptions for Newly Appointed Directors).

A maximum of 60,000 shares of common stock may be issued to non-employee directors under the 2010 Directors’ Plan and/or purchased pursuant to Options granted under the 2010 Directors’ Plan, subject to anti-dilution and other adjustments in certain events specified in the 2010 Directors’ Plan. Such shares of common stock may be original issue shares of common stock, treasury stock, shares of common stock purchased in the open market or otherwise. On March 1, 2010, the fair market value (as defined in the 2010 Directors’ Plan) of shares of common stock was $275.32 per share, or $16,519,200 in the aggregate, for the 60,000 shares of common stock subject to the 2010 Directors’ Plan.

The Board, without the consent of any participant, may terminate or amend the 2010 Directors’ Plan at any time, including, without limitation, to increase or decrease the number of shares of common stock granted pursuant to Options or as Restricted Shares; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the 2010 Directors’ Plan, and provided further, that no such amendment, without the approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall increase the number of shares of common stock subject to the 2010 Directors’ Plan, extend the period during which awards may be granted, increase the maximum term for which an Option may be issued under the 2010 Directors’ Plan, decrease the exercise price at which an Option may be granted under the 2010 Directors’ Plan, or modify the requirements for eligibility to participate in the 2010 Directors’ Plan.

The 2010 Directors’ Plan will be effective upon stockholder approval thereof at the 2010 Annual Meeting. If the 2010 Directors’ Plan is approved, awards will be made, commencing in April 2010 and annually thereafter, on the first business day following the Annual Meeting of Stockholders of the Company in accordance with the 2010 Directors’ Plan (and on the first business day following the appointment of a Newly Appointed Director). The 2010 Directors’ Plan will terminate immediately preceding the 2015 Annual Meeting of Stockholders, unless sooner terminated by the Board in accordance with the terms of the 2010 Directors’ Plan. No awards may be granted under the 2010 Directors’ Plan after such termination, but such termination shall not affect the validity of any award theretofore granted.

A copy of the 2010 Directors’ Plan is set forth in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2010 Directors’ Plan, and is qualified by reference to the full text of the 2010 Directors’ Plan, which is incorporated by reference herein.

Federal Income Tax Consequences

The following description is a summary of the federal income tax treatment of awards under the 2010 Directors’ Plan; because the applicable tax rules are quite technical, the description is general in nature and does not purport to be complete.

A recipient of an Option under the 2010 Directors’ Plan will not recognize any taxable income at the time the Option is granted. Generally, upon exercise of the Option, the recipient will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the excess of the fair market value (on the date of exercise) of the shares of common stock acquired upon exercise of the Option over the exercise price paid (excluding, for this calculation, any amount of the exercise price paid with previously-acquired shares of common stock). The recipient’s basis for purposes of determining gain or loss on a subsequent disposition of the shares (or net shares) of common stock acquired upon exercise of the Option will be the fair market value of those shares on the date the recipient exercised the Option, and any such subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the recipient’s holding period for the shares of common stock.

Unless a recipient of shares of Restricted Common Stock makes the election described below, the recipient will not recognize any income on the date that the shares of Restricted Common Stock were received. Instead, the recipient generally will recognize ordinary income in an amount equal to the fair market value of the Restricted Common Stock on the date that the forfeiture restriction with respect to such shares lapses, and Alleghany will be entitled to a deduction equal to the amount recognized by the recipient as ordinary income. The recipient’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock will be the fair market value of the common stock on the date that the forfeiture restriction with respect to such shares lapsed, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the recipient’s holding period for the shares of common stock.

If a director elects to receive Restricted Stock Units, such director will recognize ordinary income in an amount equal to the fair market value of common stock (Restricted Stock Units pay out in the form of shares of common stock) at the time the Restricted Stock Units are paid. Under the 2010 Directors’ Plan, a director is permitted to elect to defer payment of Restricted Stock Units to any time after the third anniversary of the date of grant or until the date that such director retires from the Board (with certain minor exceptions for Newly Appointed Directors). If a director does not specify a payment date when he or she elects to receive Restricted Stock Units, the payment date will be the third anniversary of the date of grant (with certain minor exceptions for Newly Appointed Directors). Restricted Stock Units are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which provides certain restrictions on the payment of deferred compensation and imposes penalties (e.g., a 20% penalty tax and interest penalty) on the recipient of the deferred compensation for failing to comply with such requirements.

A recipient may elect within thirty days after receipt of shares of Restricted Common Stock to recognize ordinary income in an amount equal to the fair market value of such shares as of the date of receipt (and Alleghany will receive a corresponding deduction). In that case, the recipient will not recognize any income upon the vesting of such Restricted Common Stock, the recipient’s basis in the shares of Restricted Common Stock will be the fair market value of the shares of Restricted Common Stock on the date that the shares were received, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the recipient’s holding period for the shares of common stock. However, if the shares of Restricted Common Stock are subsequently forfeited, the recipient will not be entitled to any tax deduction.

New Plan Benefits

	2010 Directors’	Restricted Common
	Plan Number of	Stock and/or
	Shares Subject to	Restricted Stock
Participant	Options	Units

Non-Employee Director Group(1)	5,000 (2)	2,500 (3)

(1)	Consists of ten persons, including the four current non-employee nominees for election as directors (Ms. Brenner and Messrs. Johnson, Martineau and Will) and the six continuing non-employee directors (Messrs. Adams, Burns, Carmichael, Jefferson W. Kirby, Lavin and Wong).

(2)	Each non-employee director would have received an option to purchase 500 shares of Alleghany common stock had the 2010 Directors’ Plan been in effect in 2009.

(3)	Each non-employee director would have received a grant of 250 shares of restricted stock or, at his or her election, 250 restricted stock units, had the 2010 Directors’ Plan been in effect in 2009.

Stockholder Approval of the 2010 Directors’ Plan

An affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2010 Annual Meeting is required to approve the 2010 Directors’ Plan. Shares which are voted against the approval of the 2010 Directors’ Plan, shares the holders of which abstain from voting for the approval of the 2010 Directors’ Plan, and shares held by brokers or nominees as to which (i) such brokers or nominees do not have discretionary authority to vote on this matter and (ii) instructions have not been received from the beneficial owners of such shares (“broker non-votes”) will not be counted in the total number of shares voted for the approval of the 2010 Directors’ Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

In the event the 2010 Directors’ Plan is not approved by Alleghany stockholders, the Board will consider what action is advisable for the replacement of the 2005 Directors’ Plan, which expired on December 31, 2009.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 DIRECTORS’ PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

Proposal 3. Approval of the 2010 Management Incentive Plan

The Board believes it to be in the best interests of Alleghany and its stockholders to adopt a new management incentive plan, replacing the 2005 MIP, at this time in order to continue to reward, attract and retain highly qualified officers upon whom, in large measure, the sustained progress, growth and profitability of Alleghany depends. Accordingly, the Board adopted the 2010 Management Incentive Plan, or the “2010 Management Plan,” subject to stockholder approval. The 2010 Management Plan will permit (i) incentive compensation bonus awards to be structured to qualify as “performance-based” compensation under Section 162(m) of the Code, or “Qualifying Incentives,” and (ii) incentive compensation bonus awards not intended to satisfy the requirements of Section 162(m) of the Code, or “Non-Qualifying Incentives.”

Background

Section 162(m) of the Code disallows a deduction to Alleghany for any compensation paid to a “covered employee” in excess of $1 million per year, subject to certain exceptions. In general, “covered employees” include the chief executive officer and the three other most highly compensated executive officers of Alleghany (other than the chief financial officer) who are in the employ of Alleghany and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. In addition, when a committee retains the flexibility to develop compensation formulas from among stockholder-approved performance goals, Section 162(m) of the Code requires that those performance goals must be re-approved by stockholders every five years. Because the 2005 MIP was approved by stockholders at the 2005 Annual Meeting of Stockholders, no Qualifying Incentives may be awarded under the 2005 MIP after the 2010 Annual Meeting.

Under the 2005 Management Incentive Plan, or the “2005 MIP,” the Compensation Committee was limited to awarding annual incentive compensation bonuses that complied with the “performance-based compensation” rules of Section 162(m) of the Code. However, the 2005 MIP permitted the grant of separate bonuses outside of the 2005 MIP that would not be “performance-based compensation.” The 2010 Management Plan permits the Compensation Committee to award Qualifying Incentives and Non-Qualifying Incentives. The Board believes that it is in the best interests of Alleghany and its stockholders to provide the Compensation Committee with the flexibility to structure annual incentive compensation within a single plan as either Qualifying Incentives or Non-Qualifying Incentives.

Description of the 2010 Management Plan

The 2010 Management Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to select the officers (including officers who are directors) to participate in the 2010 Management Plan (after consideration of management’s recommendations), to establish the performance goals, to determine the amounts of incentive compensation bonus payable to any participant, and to determine whether such incentive compensation is intended to be a Qualifying Incentive or a Non-Qualifying Incentive.

Qualifying Incentives.  Qualifying Incentives shall be payable to a participant as a result of the satisfaction of performance goals in respect of the calendar year or such other period as is selected by the Compensation Committee (a “Performance Period”). Prior to each Performance Period, the Compensation Committee will establish a target or range of incentive compensation bonus opportunity for each participant based upon the attainment of one or more performance goals established by the Compensation Committee. The Compensation Committee may provide that a Qualifying Incentive shall be determined as an amount or percentage of a specified incentive pool based upon operating income, cash flow, earnings before income taxes, net income or other measures constituting a performance goal with such adjustments or exclusions as the Compensation Committee may determine; provided, however, that if payment of a Qualifying Incentive is based upon the attainment of one or more performance goals established by the Compensation Committee, the Compensation Committee may determine the amount of the incentive pool by reference to any measure, whether or not constituting a performance goal, as the Compensation Committee deems appropriate. Performance goals may be based upon revenues; operating income; net operating income; cash flow; earnings before income taxes; net income; earnings per share; stockholders’ equity; return or net return on assets, net assets, investments, capital or equity; share price; share price appreciation; underwriting profits; gross or net premiums written; net premiums earned; compound growth in net loss and loss adjustment expense reserves; loss ratio or combined ratio of Alleghany’s insurance businesses; operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets; business expansion goals; goals relating to acquisitions or divestitures; and productivity improvements, all whether applicable to Alleghany or any subsidiary or business unit or entity in which Alleghany has a significant investment, or any combination thereof as the Compensation Committee may deem appropriate. A performance goal may be expressed on an absolute and/or relative basis; may be based on, or otherwise employ, comparisons based on internal targets, the past performance of Alleghany or any subsidiary (or any business unit thereof) and/or the past or current performance of other companies or indexes; may provide for the inclusion, exclusion or averaging of specified items in whole or in part, including without limitation, catastrophe losses, realized gains or losses on strategic investments, acquisitions and divestitures, currency fluctuations, discontinued operations, extraordinary items whether of income or expense, accounting and tax changes, and any unusual or nonrecurring items; and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets. The Compensation Committee may provide a threshold level of performance below which no incentive compensation bonus will be paid as well as a maximum level of performance above which no additional incentive compensation bonus will be paid. It also may provide for the payment of differing amounts for different levels of performance.

As soon as practicable at the end of each Performance Period but before any incentive compensation bonuses are paid to the participants under the 2010 Management Plan, the Compensation Committee will certify in writing whether the performance goal(s) were attained and the amount of the incentive compensation bonus payable to each participant based on the attainment of such specified performance goals. The Compensation Committee may determine to grant a participant an incentive compensation bonus equal to, but not in excess of, the amount specified in such written certification. The Compensation Committee also may reduce or eliminate the amount of any incentive compensation bonus of any participant at any time prior to payment thereof, based on such criteria as the Compensation Committee shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Compensation Committee. Under no circumstances, however, may the Compensation Committee increase the amount of the incentive compensation bonus otherwise payable to a participant beyond the amount originally established, waive the attainment of the performance goals established by the Compensation Committee or otherwise exercise its discretion so as to cause any incentive compensation bonus not to qualify as “performance-based compensation” under Section 162(m) of the Code.

Non-Qualifying Incentives.  A Non-Qualifying Incentive may be awarded by the Compensation Committee to any participant (including covered employees) at any time before, during or following the completion of any Performance Period and may, but need not, be conditioned upon the achievement of any performance goals established by the Compensation Committee. The Compensation Committee may increase, decrease or eliminate the amount of any Non-Qualifying Incentive awarded to any participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain or achieve, any performance goals or specified personal goals established by the Compensation Committee or management, and the Compensation Committee may waive the attainment of or modify the terms of any performance or personal goals established by the Compensation Committee or management or otherwise exercise its discretion in any manner with respect to any Non-Qualifying Incentive. Non-Qualifying Incentives may be payable to a participant as a result of the satisfaction of performance goals in respect of a Performance Period or as a result of the achievement of an individual objective or result, as determined by the Compensation Committee in its sole discretion. The grant or payment of a Non-Qualifying Incentive may not be made contingent on the failure of a participant to earn any Qualifying Incentive.

Anti-Dilution and Adjustments.  To the extent that a performance goal is based on common stock of Alleghany (such as increases in earnings per share or other similar measures), a performance goal may be subject to anti-dilution and other adjustments in certain events specified in the 2010 Management Plan.

Other Terms.  The 2010 Management Plan does not limit the authority of Alleghany to establish any other annual or other incentive compensation plan or to pay cash bonuses or other additional incentive compensation to employees of Alleghany, including to participants in the 2010 Management Plan. The maximum Qualifying Incentive payable to any participant in a single calendar year will not exceed $5.0 million. Incentive compensation bonuses paid pursuant to the 2010 Management Plan will be paid in cash. The Board of Directors, without the consent of any participant, may amend or terminate the 2010 Management Plan at any time. However, no amendment with respect to, or affecting, Qualifying Incentives that would require the consent of the stockholders pursuant to Section 162(m) of the Code shall be effective without such consent.

A copy of the 2010 Management Plan is set forth in Exhibit B to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2010 Management Plan, and is qualified by reference to the full text of the 2010 Management Plan, which is incorporated by reference herein.

New Plan Benefits

Any awards under the 2010 Management Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be granted to any individual during the term of the 2010 Management Plan or that would have been granted during 2009 had the 2010 Management Plan been in effect. For information regarding awards made in 2009 to our Named Executive Officers pursuant to the 2005 MIP, which the 2010 Management Plan is intended to replace, see the Summary Compensation Table on page 60. For all current executive officers as a group, consisting only of the Named Executive Officers, the maximum aggregate amount of awards made under the 2005 MIP for 2009 was $2,862,000. For all employees, including all current officers who are not executive officers, as a group, the maximum aggregate amount of awards made under the 2005 MIP for 2009 was $3,553,800. Directors of Alleghany who are not officers of Alleghany are not eligible to receive awards under the 2005 MIP or under the 2010 Management Plan.

Stockholder Approval of the 2010 Management Plan

An affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2010 Annual Meeting is required to approve the 2010 Management Plan. Shares which are voted against the approval of the 2010

Management Plan, shares the holders of which abstain from voting for the approval of the 2010 Management Plan, and broker non-votes will not be counted in the total number of shares voted for the approval of the 2010 Management Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

In the event the 2010 Management Plan is not approved by stockholders of Alleghany, the Compensation Committee will consider the establishment of another annual or other incentive compensation plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 MANAGEMENT PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

Proposal 4. Ratification of Selection of
Independent Registered Public Accounting Firm for the year 2010

The Audit Committee has selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2010. Alleghany will submit a proposal to stockholders at the 2010 Annual Meeting for ratification of this selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select KPMG LLP notwithstanding the failure of stockholders to ratify its selection.

KPMG LLP was Old Alleghany’s independent auditors from 1947 until its liquidation in 1986 and has been Alleghany’s independent auditors since its incorporation in November 1984. Alleghany expects that a representative of KPMG LLP will be present at the 2010 Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Alleghany’s annual consolidated financial statements, and fees KPMG LLP billed for other services rendered to Alleghany, for 2009 and 2008:

	2009	2008

Audit Fees	$2,449,101	$2,653,717
Audit-Related Fees	7,400	11,100
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$2,458,001	$2,666,317

The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG LLP rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services KPMG LLP rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the aggregate fees KPMG LLP billed for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, the consents for registration statements, consultations on accounting and audit matters, and review of certain subsidiary material contracts. The amounts shown for “All Other Fees” represent the aggregate fees KPMG LLP billed for each of the last two fiscal years for access to its electronic database for accounting research.

Audit and permissible non-audit services that KPMG LLP may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services rendered in 2009 and 2008 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2009 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and KPMG LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2009 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2009 and 2008 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2009 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2010, subject to stockholder ratification.

William K. Lavin
Rex D. Adams
Dan R. Carmichael
Raymond L.M. Wong

Audit Committee
of the Board of Directors

All Other Matters That May Come Before the
2010 Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2010 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2010 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Alleghany’s equity compensation plans as of December 31, 2009:

(c)
Number of
	(a)				Securities Remaining
	Number of		(b)		Available for Future
	Securities to be		Weighted-Average		Issuance Under
	Issued Upon Exercise		Exercise Price		Equity Compensation
	of Outstanding		of Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected
Plan Category	and Rights		and Rights		in Column (a))

Equity compensation plans approved by security holders(1)	159,849	(2)	$217.48	(3)	152,271	(4)
Equity compensation plans not approved by security holders(5)	2,390		$146.51		—

Total	162,239				152,271

(1)	These equity compensation plans consist of (i) the 2000 Directors’ Plan, (ii) the 2005 Directors’ Plan, (iii) the 2002 LTIP and (iv) the 2007 LTIP. Prior to its expiration on December 31, 2004, the 2000 Directors’ Plan provided for the annual grant of an option to purchase 1,000 shares of common stock (subject to anti-dilution adjustments) to each director who was not an employee of Alleghany or any of its subsidiaries.

(2)	This amount includes (i) 33,279 outstanding director stock options issued under the 2000 Directors’ Plan, (ii) 21,795 outstanding director stock options issued under the 2005 Directors’ Plan, (iii) 4,841 outstanding restricted stock units issued to directors under the 2005 Directors’ Plan (the “Director Restricted Stock Units”), (iv) 22,523 outstanding restricted stock units awarded to Mr. Hicks under the 2002 LTIP as a matching grant (the “Matching Grant Restricted Stock Units”), (v) 19,242 outstanding performance shares issued under the 2002 LTIP, assuming payouts at maximum and (vi) 58,169 outstanding performance shares issued under the 2007 LTIP, assuming payouts at maximum. Director Restricted Stock Units are paid out in the form of common stock, with one share of common stock being paid for each Director Restricted Stock Unit. Matching Grant

Restricted Stock Units are to be paid in cash and/or common stock, at the discretion of the Compensation Committee, with one share of common stock or, if payment is made in cash, the market value of one share of common stock on the payment date, being paid for each Matching Grant Restricted Stock Unit. Performance shares outstanding under the 2002 LTIP and the 2007 LTIP are paid, at the end of a four-year award period, in a maximum amount equal to one and one-half shares of common stock for each performance share, depending upon the level of performance achieved. Payments in respect of performance shares are made based upon the market value of common stock on the payment date. Recipients of performance shares are permitted to elect to receive payment for performance shares in the form of cash and/or common stock, subject to certain limitations. Since there is no exercise price for restricted stock units or for performance shares, they are not taken into account in calculating the weighted-average exercise price in column (b).

(3)	The weighted-average exercise price is based upon the weighted-average exercise price of the outstanding director stock options issued under the 2000 Directors’ Plan and under the 2005 Directors’ Plan.

(4)	This amount does not include (i) 577,026 shares of common stock that remained available for issuance under the 2002 LTIP upon its termination on December 31, 2006 or (ii) 27,485 shares of common stock that remained available for issuance under the 2005 Directors’ Stock Plan upon its expiration on December 31, 2009 since no further awards of common stock may be made under either such plan. As of December 31, 2009, no shares of common stock remained available for future option grants under the 2000 Directors’ Plan.

(5)	Consists of the Subsidiary Directors’ Stock Option Plan, or the “Subsidiary Option Plan.” Under the Subsidiary Option Plan, which was adopted on July 21, 1998, the Compensation Committee selected non-employee directors of Alleghany subsidiaries to receive grants of nonqualified stock options. Not more than 25,000 shares of common stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were to be issued pursuant to options granted under the Subsidiary Option Plan. The Subsidiary Option Plan expired on July 31, 2003 and therefore no shares of common stock remain available thereunder for future grants. Each option has a term of 10 years from the date it is granted. One-third of the total number of shares of common stock covered by each option becomes exercisable each year beginning with the first anniversary of the date it is granted; however, an option automatically becomes exercisable in full when the non-employee subsidiary director ceases to be a non-employee subsidiary director for any reason other than death. If an optionholder dies while holding options that have not been fully exercised, his or her executors, administrators, heirs or distributees, as the case may be, may exercise those options which the decedent could have exercised at the time of death within one year after the date of death.

EXECUTIVE OFFICERS

The name, age, current position, date elected and five-year business history of each of Alleghany’s executive officers is as follows:

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Weston M. Hicks	53	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (from October 2002 to December 2004).
Roger B. Gorham	47	Senior Vice President — Finance and Investments and chief financial officer (since January 2006)	Senior Vice President — Finance and chief financial officer, Alleghany (from May 2005 to January 2006); Senior Vice President — Finance, Alleghany (from December 2004 to May 2005).
Robert M. Hart	65	Senior Vice President (since 1994) — Law (since July 2009) and Secretary (since 1995)	Senior Vice President and General Counsel (from 1994 to July 2009), Alleghany and Secretary (since 1995), Alleghany.
Jerry G. Borrelli	44	Vice President — Finance and chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (from February 2006); Director of Financial Reporting, American International Group, Inc. (insurance) (from June 2003).
Christopher K. Dalrymple	42	Vice President (since December 2004) — General Counsel (since July 2009) and Assistant Secretary (since March 2002)	Vice President (since December 2004) — Associate General Counsel (from March 2002 to July 2009) and Assistant Secretary (since March 2002), Alleghany.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis and Compensation Matters” appearing on pages 46 through 74 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2009.

Dan R. Carmichael
William K. Lavin
James F. Will

Compensation Committee
of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION MATTERS

Compensation Philosophy and General Description

We are managed by a small professional staff, including our President, two Senior Vice Presidents and six Vice Presidents. Our executive compensation program is administered by the Compensation Committee which is composed entirely of independent directors. The Compensation Committee reviews and approves annually all compensation decisions relating to our officers, including Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple, each of whom are named in the Summary Compensation Table, or “Named Executive Officers.” Mr. Hicks, President of Alleghany, is our chief executive officer and chief operating officer. Subject to the control of the Board, Mr. Hicks has direct power and authority over the business and affairs of Alleghany. Mr. Gorham, Senior Vice President-Finance and Investments, is chief financial officer of Alleghany and his responsibilities include management and oversight of our group-wide fixed income portfolios. Mr. Hart, Senior Vice President-Law and Secretary, is the chief legal officer of Alleghany and his responsibilities include structuring and implementation of business acquisitions and dispositions, assisting the Compensation Committee with respect to group-wide executive compensation arrangements and advising the Board and its Committees regarding corporate governance matters. Mr. Borrelli, Vice President, is the chief accounting officer of Alleghany. Mr. Dalrymple, Vice President, General Counsel and Assistant Secretary, is the chief operating officer in the legal department and his responsibilities include those of chief compliance officer and disclosure monitor.

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in December or January. Mr. Hart supports the Compensation Committee in its work. In addition, the Compensation Committee has retained the Compensation Consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive salaries, executive compensation design matters, market trends and technical considerations. The nature and scope of services that the Compensation Consultant provides to the Compensation Committee include: competitive market compensation analyses, assistance with the redesign of any compensation or benefit programs as necessary or requested, assistance with respect to analyzing the impact of regulatory and/or accounting developments on Alleghany compensation plans and programs, and preparation for and attendance at selected Compensation Committee meetings. The Compensation Consultant also advises the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by the Compensation Consultant and fees Alleghany pays to the Compensation Consultant.

Our corporate objective is to create stockholder value through the ownership and management of a small group of operating subsidiaries and investments, anchored by a core position in the property and casualty insurance industry. In this regard, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage or taking undue amounts of operating risk. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis, as discussed below, that links their interests with the interests of our stockholders in creating and preserving stockholder value.

In evaluating our executive compensation program, the Compensation Committee has been advised from time to time by the Compensation Consultant as to the compensation levels of other companies, including companies much larger than ours, that might compete with us for executive talent. Competitive market data has been periodically developed by the Compensation Consultant from several different sources, including proxy statements and various published compensation survey sources regarding various layers of the market to which Alleghany executives might be recruited, including larger companies, private equity and hedge funds. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Although we do not have a policy that a specified percentage of the Named Executive Officers’ compensation be performance-based, our objective is that a significant portion of the Named Executive Officers’ compensation be tied to Alleghany’s financial performance. We seek to incentivize achievement of realistic performance goals without employing excessive financial leverage or undue operating risk. Thus, annual cash incentive compensation under the 2005 MIP and long-term equity-based incentives under the 2002 LTIP and 2007 LTIP are “capped” at a maximum payout once a certain level of financial performance is attained. Finally, we do not grant stock options to our officers. Our goal is to promote risk-adjusted long-term growth in the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value should be reflected in the market price of our common stock.

The components of compensation paid to the Named Executive Officers in respect of 2009 consisted principally of:

•	salaries,

•	cash incentive compensation under the 2005 MIP,

•	annual grants of long-term equity-based incentives,

•	retirement benefits, and

•	savings benefits under our Deferred Compensation Plan.

The Compensation Committee determined 2009 salaries and incentive awards for the Named Executive Officers at a meeting in January 2009, which followed a December 2008 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’ 2008 performance and priorities for 2009, a report by Mr. Hicks on management succession and development throughout the Alleghany group and Alleghany’s strategic plan for 2009-2014. The Compensation Committee determined payouts of 2009 incentive awards for the Named Executive Officers at a meeting in February 2010, following a January 2010 meeting of the Board, at which the Board discussed and reviewed an evaluation of Mr. Hicks’ 2009 performance and priorities for 2010, a report by Mr. Hicks on management succession and development throughout the Alleghany group and Alleghany’s strategic plan for 2010-2015.

In determining Mr. Hicks’s 2009 compensation, the Compensation Committee reviewed Mr. Hicks’s 2008 performance and 2009 priorities, as described above, as well as all components of Mr. Hicks’s 2008 compensation, including annual salary, 2008 bonus, long-term incentive compensation under the 2002 LTIP and 2007 LTIP, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Retirement Plan and the medical, long-term disability and other employee welfare plans.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2009, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Components of Compensation

Set out below in more detail is a description and analysis of the components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with the Compensation Consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. In light of the global financial collapse in 2008, the Compensation Committee and senior management agreed that there would be no 2009 salary increase for the President and two Senior Vice Presidents. Mr. Borrelli received a salary increase of 3% and Mr. Dalrymple received a salary increase of 7%, based upon recommendations of Mr. Hicks, taking into account general inflation, individual performance, internal comparability considerations and increased responsibilities assumed by Mr. Dalrymple.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to the Named Executive Officers under the 2005 MIP. Target annual incentive awards under the 2005 MIP are stated as a percentage of each Named Executive Officer’s base salary. Target annual incentive awards in respect of performance for 2009 were made by the Compensation Committee on January 19, 2009, and target bonus opportunities were 100% of salary for Mr. Hicks, 60% of salary for each of Messrs. Gorham and Hart and 40% for Messrs. Borrelli and Dalrymple. Maximum incentive opportunities for 2009 were 150% of target awards. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives. Payout of 2009 awards under the 2005 MIP was tied to the achievement of specified financial performance objectives subject to reduction in respect of Alleghany performance and/or individual performance of each Named Executive Officer.

The 2009 financial performance goal established by the Compensation Committee for annual incentive awards was based on “Adjusted Earnings Per Share” as compared with “Target Plan Earnings Per Share.”

•	“Target Plan Earnings Per Share” means earnings per share of our common stock as set forth in the strategic plan approved by our Board for the relevant year, adjusted to exclude the amount of catastrophe losses of our subsidiary RSUI Group, Inc. (“RSUI”) reflected in such plan.

•	“Adjusted Earnings Per Share” means the earnings per share as reported in our audited financial statements for the relevant year, adjusted to exclude the amount of RSUI catastrophe losses, realized gains and losses on strategic investments and costs of business acquisitions in that year as reflected in our financial statements and adjusted for any stock dividends paid during the year.

The adjustment relating to the impact of catastrophe losses acknowledges that RSUI, Alleghany’s principal subsidiary, is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence and severity of catastrophe losses in any year. The adjustment relating to realized gains and losses on strategic investments acknowledges that Alleghany has had significant unrealized gains on its strategic investment in Burlington Northern Santa Fe Corporation and that the strategic plan did not forecast when, or whether, any such gains or losses would be realized. Thus, the annual incentive financial performance goal measures management’s operational performance during the year against Alleghany’s operating plan. Since our long-term incentive awards are based upon growth in book value per share, the economic impact of catastrophe losses and gains and losses on strategic investments is reflected in our long-term incentive awards.

Target bonus opportunities for 2009 awards under the 2005 MIP were to be earned if Adjusted Earnings Per Share were equal to Target Plan Earnings Per Share. For any amounts to be earned, Adjusted Earnings Per Share were required to exceed 80% of Target Plan Earnings Per Share, and maximum bonus opportunities were to be earned if Adjusted Earnings Per Share were 110% of Target Plan Earnings Per Share. Alleghany’s Target Plan Earnings Per Share for 2009 were $10.42 per share and Adjusted Earnings Per Share for 2009 were $16.11 per share, or more than 110% of Target Plan Earnings Per Share for 2009. Thus, performance for maximum payout of 2009 awards under the 2005 MIP was achieved.

The Compensation Committee believes that it has a responsibility to evaluate executive performance and to adjust compensation and incentives as needed to maintain their alignment with Alleghany’s strategy and risk tolerance. As discussed under “Tax Considerations,” Alleghany seeks to achieve deductibility of payouts of MIP Awards and long-term incentive awards by basing awards on objective performance goals that, at the time that they are set, the Compensation Committee believes are realistically attainable and consistent with Alleghany’s strategy and risk tolerance. Applicable tax requirements permit the Compensation Committee to make discretionary adjustments to performance goals that would reduce payouts but does not permit discretionary adjustments to performance goals that would increase payouts. The global economic recession and global financial collapse starting in late 2007 has demonstrated the limitations of rigid goals that can only be adjusted downward. In this regard, no cash incentives were earned in respect of 2008 awards under the 2005 MIP. However, based upon the Compensation Committee’s evaluation of actual and relative performance, as discussed in the 2009 Proxy Statement, the Compensation Committee determined to authorize cash bonuses for 2008. At its meeting on February 25, 2010, the Compensation Committee determined that the goals for 2009 awards under the 2005 MIP were achieved for maximum payout. The Compensation Committee then evaluated individual performance of the President, the President’s recommendations regarding the individual performance of the other Named Executive Officers, and corporate performance in authorizing individual payouts.

Long-Term Equity Based Incentive Compensation

2009 Awards

We pay long-term incentive compensation to the Named Executive Officers under our 2002 LTIP and 2007 LTIP, the provisions of which are essentially the same. The 2002 LTIP expired on December 31, 2006 and in December 2006, the Board adopted the 2007 LTIP which was approved by our stockholders at their 2007 Annual Meeting. Historically, long-term incentive awards have been in the form of performance shares and, in a few cases, performance-based restricted stock, and have been structured to qualify as performance-based for purposes of Section 162(m) of the Code. For the 2009-2012 award period, the Compensation Committee based the number of performance shares awarded to the Named Executive Officers upon a percentage of such executive officer’s 2009 salary divided by the average closing price of our common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2009 salary were 200% for Mr. Hicks, 120% for each of Messrs. Gorham and Hart and 60% for each of Messrs. Borrelli and Dalrymple. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

Long-term incentive awards under the 2002 LTIP and 2007 LTIP, including awards for the award period beginning January 1, 2009, are intended to promote accomplishment of our stated principal financial objective to grow Alleghany’s book value per share of common stock at double digit rates over the long-term without employing excessive amounts of financial leverage or taking undue amounts of financial or operating risk. Although our long-term goal is double digit growth in book value, the Compensation Committee seeks to incentivize achievement of performance goals that are realistic under prevailing conditions and avoid incenting excess risk.

In making awards for the 2009-2012 period, the Compensation Committee at its meeting on January 19, 2009 took account of such stated financial objective and prevailing financial and economic conditions and uncertainties and made some adjustments to align performance goals with Alleghany’s near-term strategy, with a particular emphasis on avoiding excess risk and maintaining Alleghany’s financial strength. Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2009-2012 awards:

•	a maximum payout at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2007 LTIP) of 7.5% or more over the four-year award period 2009-2012, as adjusted for stock dividends and as adjusted for performance relative to the S&P 500 Index (as discussed below);

•	target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 5%, payouts at 50% of the value of one share of common stock on the payout date if such growth equals 3.25%, payouts at 30% of the value of one share of common stock on the payout date if such growth equals 2.5%, payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 2.5%.

Provided that the average compound annual growth in Book Value Per Share for the 2009-2012 period, as adjusted for stock dividends, is positive, it will be adjusted to include the excess, if any, of such annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period. In setting the 2009-2012 performance share awards, the Compensation Committee considered that the awards should be appropriately adjusted for relative protection of stockholder value during periods of unusual financial market turmoil, maintenance of Alleghany’s financial strength and should avoid incenting excess risk taking. To the extent that the Total Return on the S&P 500 Index over a four-year period measures the U.S. earnings environment, growth in Alleghany’s Book Value Per Share at a greater rate may be considered a measure of Alleghany’s performance in preserving stockholder value. Since performance share awards are capped and tied to stock price, the Compensation Committee considered that the relative performance adjustment should not create any disconnect with Alleghany’s goal of increasing stockholder value. In this regard, the Compensation Committee considered that it has authority to exercise its negative discretion to reduce payouts in the event that it determines that the S&P 500 Index adjustment produces payouts inconsistent with Alleghany’s performance.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of Alleghany’s review and design of its group-wide executive incentive plans and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether its risk management and incentive objectives are being met with respect to group-wide employee incentives. Alleghany’s material risks include investment risk (debt and equity), catastrophe losses at its RSUI operating subsidiary and material mispricing of risk at its RSUI and Capitol Transamerica Corporation, or “CATA,” insurance operating subsidiaries. The Board’s and management’s risk oversight is discussed on page 5. The Compensation Committee does not believe that risks arising from Alleghany’s group-wide compensation policies and practices for its employees are reasonably likely to have a material adverse effect on Alleghany. As discussed above, Alleghany’s annual incentive and performance shares are capped and are not intended to incent excess risk taking to achieve outsized payouts. The managements of RSUI and CATA are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and Alleghany’s strategy and risk tolerance and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

Retirement Plan

We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. We believe the Retirement Plan provides a competitive advantage in helping Alleghany attract senior “mid-career” level talent. In addition, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. The annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, is equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. We do not take payouts of long-term incentives into account in computing retirement benefits.

Deferred Compensation Plan

Alleghany credits an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is Alleghany’s intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to defer the receipt, and thus the taxation, of all of their base salary and their bonus under the 2005 MIP, and to have the deferred amount credited either with interest or to be treated as invested in our common stock.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance measures that were subsequently the subject of a restatement or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock, having an aggregate market value or book value (whichever is higher), based upon a multiple of base salary; for our President and chief executive officer, the multiple is five times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock they receive (net of taxes) in respect of awards under our long-term incentive plans until they achieve their applicable ownership level, and they are expected to maintain such a level thereafter.

Tax Considerations

We are not allowed a deduction under the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general,

“covered employees” include our President and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but does not permit discretionary adjustments to performance goals that would increase payouts. In this regard, the 2005 MIP, which is administered by the Compensation Committee, provides that it is not exclusive and does not limit the authority of the Compensation Committee or the Board “to pay cash bonuses or other supplemental or additional incentive compensation to any employee . . . regardless of how the amount of such bonus or compensation is determined.”

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers. In this regard, all of the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table on page 60 paid to the Named Executive Officers, all of the performance shares awarded to the Named Executive Officers as well as restricted stock awards to such officers, are intended to qualify as “performance-based compensation” for purposes of Section 162(m). The cash bonuses paid in respect of 2008 and identified under the Bonus column of the Summary Compensation Table on page 60 paid to the Named Executive Officers do not qualify as “performance-based compensation” for purposes of Section 162(m).

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to his employment agreement with Alleghany, Mr. Hicks would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 64 through 66, the restricted stock award agreements with Messrs. Hicks and Gorham provide for pro rata payments in the event of termination of employment other than termination for Cause or Total Disability, if certain performance conditions have been met, and the restricted stock unit matching grant award agreement with Mr. Hicks provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Hicks’s death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany, as well as the President in Mr. Gorham’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. Further, we do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below. Awards under our 2002 LTIP and 2007 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP and 2007 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee.

Our 2005 MIP also provides for the pro rata payment of outstanding awards in the event of a participant’s death or disability prior to the end of the award period, as determined by the Compensation Committee in its discretion. The pro rata payment would be based on such factors as the Compensation Committee, in its discretion, determines, but generally would be based on the elapsed portion of the award period and the achievement of the objectives set for such award period. In addition, if a participant’s employment with Alleghany is otherwise terminated during an award period, the Compensation Committee, in its discretion, will determine the amount, if any, of the outstanding award payable to such participant. Whether such payments are made, and the determination of the amount of such payments based on the provisions of the 2005 MIP, are subject to the sole discretion of the Compensation Committee in its administration of the 2005 MIP.

Additional payments upon any termination of employment would be made under our Retirement Plan, and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 70 through 72, and information with respect to the Deferred Compensation Plan is set forth on pages 72 through 74.

The table below provides information regarding the amounts that Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple would be eligible to receive upon any termination of employment by Alleghany other than for cause, as if such termination of employment occurred on December 31, 2009:

				Payments
			Payments	under
			under	Restricted
	Severance		Restricted	Stock					Post-
	under		Stock	Unit Matching	2002 and			Deferred	Retirement
	Employment		Award	Grant Award	2007 LTIP	2009	Retirement	Compensation	Medical
	Agreement		Agreements(2)	(3)	(4)	MIP(5)	Plan(6)	Plan(7)	Plan(8)	Total

Weston M. Hicks	$1,000,000	(1)	$3,929,347	$4,314,551	$5,282,577	$1,500,000	$3,938,730	$1,034,290	—	$20,999,495
Roger B. Gorham	—		$538,563	—	$1,765,388	$477,000	$1,971,522	$410,762	—	$5,163,235
Robert M. Hart	—		—	—	$1,834,873	$495,000	$3,496,972	$1,374,765	$230,603	$7,432,213
Jerry G. Borrelli	—		—	—	$545,372	$210,000	—	$201,915	—	$957,287
Christopher K. Dalrymple	—		—	—	$450,217	$180,000	$967,552	$298,760	—	$1,896,529

(1)	This amount would be paid by Alleghany in the form of continued payments of base salary.

(2)	Reflects award amounts payable to Mr. Hicks under his 2004 restricted stock agreement and to Mr. Gorham under his 2004 restricted stock agreement if Messrs. Hicks or Gorham were terminated other than for Cause or Total Disability based on the elapsed portion of the award period prior to termination and the performance goal of average annual compound growth in Book Value Per Share through the date of termination having been satisfied as of December 31, 2009. The terms of these agreements are described on pages 65 and 66.

(3)	Reflects award amount payable to Mr. Hicks under his 2002 restricted stock unit matching grant award agreement if Mr. Hicks was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement) on the basis of 10% of the restricted stock unit account for each full year of employment measured from October 7, 2002, or 60% as of December 31, 2009. The terms of this restricted stock unit matching agreement are described on page 64.

(4)	Reflects payment of all outstanding LTIP awards, including amounts paid in February 2010 for the award period ending December 31, 2009, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(5)	Reflects annual incentive earned in respect of 2009 under the 2005 MIP. These amounts, earned in respect of 2009 performance, were paid to the Named Executive Officers in February 2010 as reported in the Summary Compensation Table on page 60 and as described on pages 49 and 50.

(6)	Reflects payment of vested pension benefits, computed as of December 31, 2009, under the Retirement Plan to Messrs. Hicks, Gorham, Hart and Dalrymple. Mr. Borrelli was not vested in the Retirement Plan as of December 31, 2009. The determination of these pension benefits is described in more detail on pages 70 through 72. This amount does not include retiree life insurance death benefit, equal to the highest annual salary of a participant prior to the date of retirement, payable to Messrs. Hicks, Gorham, Hart and Dalrymple. Mr. Borrelli was not vested in such retiree life insurance death benefit as of December 31, 2009.

(7)	Reflects the aggregate vested account balance at December 31, 2009 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

(8)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Mr. Hart. Messrs. Hicks, Gorham, Borrelli and Dalrymple were not eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2009, 2008 and 2007. Alleghany does not use stock options to compensate its employees, including its Named Executive Officers. As a result, all tables contained under this heading “Executive Compensation” omit columns pertaining to stock options.

Summary Compensation Table

						Change in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and				Stock	Compensation	Compensation	Compen-
Principal Position	Year	Salary	Bonus(1)	Awards(2)	(3)	Earnings(4)	sation(5)	Total

Weston M. Hicks,	2009	$1,000,000	—	$2,435,860	$1,500,000	$1,065,643	$204,501	$6,206.004
President and CEO	2008	$1,000,000	$1,275,000	$2,369,145	—	$1,594,268	$196,197	$6,434,610
	2007	$1,000,000	—	$2,668,401	$1,500,000	$1,160,447	$192,875	$6,521,723

Roger B. Gorham,	2009	$530,000	—	$774,514	$477,000	$316,023	$111,589	$2,209,126
Senior Vice President-	2008	$530,000	$453,150	$753,205	—	$295,471	$106,955	$2,138,781
Finance and Investments	2007	$510,000	—	$816,558	$459,000	$194,684	$101,585	$2,081,827
and CFO

Robert M. Hart,	2009	$550,000	—	$803,799	$495,000	$197,927	$130,288	$2,177,014
Senior Vice President —	2008	$550,000	$445,500	$781,673	—	$1,411,366	$123,405	$3,311,944
Law and Secretary	2007	$530,000	—	$848,264	$477,000	$880,724	$127,997	$2,863,985

Jerry G. Borrelli,	2009	$350,000	—	$255,645	$210,000	$122,570	$78,241	$1,016,456
Vice President and CAO	2008	$340,000	$193,800	$241,740	—	$118,964	$73,004	$967,508
	2007	$320,000	—	$255,950	$192,000	$86,051	$67,822	$921,823

Christopher K. Dalrymple	2009	$300,000	—	$219,124	$180,000	$118,582	$68,806	$886,512
Vice President and	2008	$280,000	$168,000	$198,796	—	$161,463	$62,007	$870,266
General Counsel	2007	$260,000	—	$207,701	$156,000	$98,764	$57,103	$779,568

(1)	Reflects cash bonuses paid to Named Executive Officers as described on pages 50 and 51.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers under the 2002 LTIP and 2007 LITP, and computed in accordance with ASC 718. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2009	2008	2007

Mr. Hicks	$2,841,869	$2,764,034	$3,113,170
Mr. Gorham	$903,610	$878,749	$952,661
Mr. Hart	$937,776	$911,962	$989,652
Mr. Borrelli	$298,256	$282,033	$298,611
Mr. Dalrymple	$255,648	$231,931	$242,320

(3)	Represents cash incentive earned in respect of 2009 and 2007 pursuant to awards under the 2005 MIP. No cash incentive was earned in respect of 2008 pursuant to awards under the 2005 MIP.

(4)	Reflects change in pension value during 2009, 2008 and 2007. The change in pension value between 2008 and 2007 reflects the impact of a decrease in interest rates attributable to post-retirement time frames during such period.

(5)	All Other Compensation Amounts reflect the following items:

			Life Insurance and
		Post-Retirement	Long Term-	Tax
Name	Year	Medical Plan(a)	Disability(b)	Reimbursement(c)	Savings Benefit(d)	Total

Weston M. Hicks	2009	$37,488	$9,820	$7,193	$150,000	$204,501
	2008	$30,257	$9,420	$6,520	$150,000	$196,197
	2007	$28,462	$9,060	$6,603	$148,750	$192,875
Roger B. Gorham	2009	$21,598	$6,055	$4,436	$79,500	$111,589
	2008	$17,549	$5,928	$4,103	$79,375	$106,955
	2007	$15,263	$5,754	$4,193	$76,375	$101,585
Robert M. Hart	2009	$22,566	$14,558	$10,664	$82,500	$130,288
	2008	$18,406	$13,370	$9,254	$82,375	$123,405
	2007	$27,981	$12,012	$8,754	$79,250	$127,997
Jerry G. Borrelli	2009	$16,836	$5,140	$3,765	$52,500	$78,241
	2008	$13,624	$5,026	$3,479	$50,875	$73,004
	2007	$11,533	$4,903	$3,573	$47,813	$67,822
Christopher K. Dalrymple	2009	$15,532	$4,848	$3,551	$44,875	$68,806
	2008	$12,533	$4,491	$3,108	$41,875	$62,007
	2007	$11,109	$4,118	$3,001	$38,875	$57,103

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented.

(b)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s long-term disability and life insurance policies as described above in each of the years presented.

(d)	Reflects savings benefits amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 72 through 74 in the narrative accompanying the Nonqualified Deferred Compensation table.

Grants of Plan-Based Awards in 2009

								All Other
								Stock
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:
		Non-Equity Incentive			Under Equity Incentive			Number of	Grant Date
		Plan Awards(1)			Plan Awards(2)			Shares of	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Awards(3)

Weston M. Hicks	January 19, 2009	800,000	1,000,000	1,500,000	2,163	7,211	10,817	—	$2,841,869
Roger B. Gorham	January 19, 2009	254,400	318,000	477,000	688	2,293	3,439	—	$903,610
Robert M. Hart	January 19, 2009	264,000	330,000	495,000	714	2,380	3,569	—	$937,776
Jerry G. Borrelli	January 19, 2009	112,000	140,000	210,000	227	757	1,135	—	$298,256
Christopher K. Dalrymple	January 19, 2009	96,000	120,000	180,000	195	649	973	—	$255,648

(1)	Reflects awards under the 2005 MIP. Threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81% of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110% of Target Plan Earnings Per Share. If Adjusted Earnings Per Share is 80% or below of Target Plan Earnings Per Share, no payment would be made.

(2)	Reflects gross number of shares of common stock payable in connection with awards of performance shares for the 2009-2012 award period granted under the 2007 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 2.5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 5% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 7.5% in the award period (each as adjusted as described above). If average annual compound growth in Book Value Per Share is less than 2.5%, none of these performance shares would be payable.

(3)	Reflects 2009 ASC 718 value of performance share awards for the 2009-2012 award period under the 2007 LTIP, as adjusted for dividends, assuming payouts at maximum.

Narrative Discussion Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’s salary is to be reviewed annually.

•	If Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties; and “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•	Mr. Hicks and Alleghany entered into a restricted stock award agreement dated as of October 7, 2002, whereby Mr. Hicks received an award of 32,473 performance-based, restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP. On February 27, 2007, the Compensation Committee determined that the performance measure for such award had been achieved and as a result, the restricted stock award of 32,473 shares vested and was paid out.

•	Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). Material terms of this matching grant agreement, or the “Matching Grant Agreement,” are discussed below.

•	Mr. Hicks received a second grant of 28,717 performance-based restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany. Material terms of this restricted stock agreement are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Executive Committee and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks

On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, pursuant to the Matching Grant Agreement, Alleghany credited him with 22,523 restricted stock units, as adjusted for stock dividends.

These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units vest on October 7, 2012 and are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’s employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the Matching Grant Agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

Mr. Hicks must maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or Alleghany terminates Mr. Hicks’s employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received a restricted stock award of 28,717 shares of common stock (as adjusted for stock dividends paid since the date of his employment agreement) under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2009.

If the performance goals are not achieved as of December 31, 2014, Mr. Hicks will forfeit all of the restricted shares. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 28,717 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2004 Restricted Stock Award to Mr. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this award agreement, Mr. Gorham received a restricted stock award of 3,936 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2009.

If the performance goals are not achieved as of December 31, 2014, Mr. Gorham will forfeit all of the restricted shares. If Mr. Gorham’s employment with Alleghany is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 3,936 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Stock Awards
						Equity Incentive Plan
				Equity Incentive Plan		Awards: Market or
	Number of		Market Value of	Awards: Number of		Payout Value of
	Shares or Units		Shares or Units	Unearned Shares,		Unearned Shares,
	of Stock That		of Stock That	Units or Other Rights		Units or Other Rights
	Have Not		Have Not	That Have Not		That Have Not
Name	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Weston M. Hicks	—		—	9,053	(1)	$2,498,527
	—		—	9,244	(2)	$2,551,248
	—		—	7,663	(3)	$2,114,863
	—		—	10,817	(4)	$2,985,520
	—		—	28,717	(5)	$7,425,892
	22,523	(6)	$6,216,348
Roger B. Gorham	—		—	3,327	(1)	$918,219
	—		—	2,829	(2)	$780,707
	—		—	2,436	(3)	$672,363
	—		—	3,439	(4)	$949,285
	—		—	3,936	(7)	$1,086,336
Robert M. Hart	—		—	3,462	(1)	$955,566
	—		—	2,938	(2)	$811,022
	—		—	2,528	(3)	$697,775
	—		—	3,569	(4)	$985,179
Jerry G. Borrelli	—		—	985	(1)	$271,952
	—		—	887	(2)	$244,712
	—		—	782	(3)	$215,794
	—		—	1,135	(4)	$313,332
Christopher K. Dalrymple	—		—	815	(1)	$224,943
	—		—	719	(2)	$198,582
	—		—	643	(3)	$177,459
	—		—	973	(4)	$268,570

(1)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2009.

(2)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2010.

(3)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2011.

(4)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2012.

(5)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2009. If the performance goals are not achieved as of December 31, 2014, all of the restricted stock will be forfeited. If Alleghany terminates Mr. Hicks’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 28,717 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

(6)	Restricted stock units granted under the 2002 LTIP vest on October 7, 2012. As further described on page 64, if Mr. Hicks is terminated without Cause or by reason of his death or Total Disability prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

(7)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2009. If Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 3,936 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2009 Stock Vested

	Stock Awards(1)
	Number of Shares	Dollar Value
Name	Acquired on Vesting	Realized on Vesting

Weston M. Hicks	4,902.00	$1,287,927
Roger B. Gorham	1,879.00	$493,679
Robert M. Hart	2,640.00	$693,620
Jerry G. Borrelli	454.00	$119,282
Christopher K. Dalrymple	829.00	$217,807

(1)	Reflects the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 26, 2009 with respect to the award period ending December 31, 2008. Payouts of such performance shares were made at 107% of target. Of the gross share amounts reported above, the performance shares were settled in cash (representing the minimum statutory withholding requirements in respect of the award) and in common stock, as follows:

Name	Net Share Portion of Award	Cash Portion of Award

Weston M. Hicks	2,779	$557,786
Roger B. Gorham	1,253	$164,472
Robert M. Hart	1,707	$245,132
Jerry G. Borrelli	302	$39,936
Christopher K. Dalrymple	552	$72,778

Pension Benefits

		Number of				Payments
		Years of		Present Value		During
		Credited		of Accumulated		Last
Name	Plan Name	Service		Benefit(1)		Fiscal Year

Weston M. Hicks	Alleghany Corporation Retirement Plan	7		$5,667,860		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	5		$1,110,218		—
Robert M. Hart	Alleghany Corporation Retirement Plan	20	(2)	$3,496,972	(3)	—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	4		$391,775		—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	8		$591,805		—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2009 (after giving effect to reduction for earlier benefit payments) by the Named Executive Officers, based in part on their years of service as of such date, as indicated in the table. The estimated present values are also based in part on the Named Executive Officers’ average compensation as of December 31, 2009 as determined under the Retirement Plan, which was $2,330,556 for Mr. Hicks; $968,445 for Mr. Gorham; $1,006,167 for Mr. Hart; $514,500 for Mr. Borrelli and $427,167 for Mr. Dalrymple. The actuarial assumptions used to compute the present values are: a discount rate of 6.00% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the unloaded 1994 group annuity reserving unisex (projected 8 years) mortality table.

(2)	Includes five years of service granted by the Board to Mr. Hart in connection with the commencement of his employment with Alleghany. Maximum benefits under the Retirement Plan are attained upon 15 years of credited service.

(3)	The present value of Mr. Hart’s accumulated benefit was reduced by $6,808,644, which represents the present value of an earlier payment made to him from the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected corporate officers and those who are designated as participants by the Board, including the Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. A participant must have completed five years of service with us before he or she is vested in, and thus has a right to receive, any retirement benefits under the Retirement Plan. Under the Retirement Plan, the annual retirement benefit to a participant who retires on reaching “Normal Retirement Age,” defined as age 65 with five or more years of service, if paid in the form of a life annuity with a 100% survivor annuity to the participant’s spouse, is equal to:

(i) 66.67% of the participant’s average compensation, which is defined as the highest average annual sum of the base salary and cash bonus earned over a consecutive three-year period during the last ten years of employment, multiplied by

(ii) a fraction (not exceeding one), the numerator of which is the number of a participant’s years of service and the denominator of which is 15.

For some participants, including Mr. Hart, this retirement benefit is reduced by the actuarial equivalent of earlier benefit payments. Base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years, and the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor or successor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, and the participant is treated as earning annual bonuses in an amount which is equal to the highest average of bonuses the participant earned over the three consecutive calendar years in the last 10 years prior to the disability, with each amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account salary increases and bonuses paid and additional years of service through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates (except for Mr. Hart, who was granted five additional years of service in connection with the commencement of his employment with us).

As of December 31, 2009, Mr. Hart was age 65 and had 20 years of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2009, Messrs. Hicks, Gorham, Borrelli and Dalrymple were under age 55, thus none of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Messrs. Hicks, Gorham and Dalrymple had retired on December 31, 2009 and received a lump sum payment of their benefits computed as of that date, the lump sum payment for Mr. Hicks would have been $3,938,730, the lump sum payment for Mr. Gorham would have been $1,971,522, and the lump sum payment for Mr. Dalrymple would have been $967,552. Mr. Borrelli would not have been entitled to any lump sum payments if he retired as of December 31, 2009 since he would not have had 5 years of service.

Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Aggregate
	in Last	in Last	Fiscal Year	Distributions	Balance at Last
Name	Fiscal Year	Fiscal Year(1)	(2)	(3)	Fiscal Year End

Weston M. Hicks	—	$150,000	$29,648	$(2,175)	$1,034,290
Roger B. Gorham	—	$79,500	$11,388	$(1,152)	$410,762
Robert M. Hart	—	$82,500	$41,662	$(1,196)	$1,374,765
Jerry G. Borrelli	$368,530	$52,500	$5,338	$(761)	$1,115,345	(4)
Christopher K. Dalrymple	—	$44,875	$8,533	$(652)	$298,760

(1)	Such amounts are included as a component of “All Other Compensation” for 2009 set forth in the Summary Compensation Table on page 60 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2009. Such amounts are not included in the Summary Compensation Table on page 60 as these amounts are not considered to be above-market interest.

(3)	Represents distribution for tax purposes.

(4)	Of this amount, $913,430 consists of compensation earned by Mr. Borrelli that he elected to defer and $201,915 consists of contributions made by Alleghany to the savings benefit account of Mr. Borrelli.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in October 2007 to comply with Section 409A of the Code, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All corporate officers, including the Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts credited with interest at the “prime rate” or treated as invested in our common stock. In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If the amounts are credited with interest at the prime rate, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or is deemed to be invested in our common stock. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Currently, each of Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple has elected to have his savings benefits credited to a Prime Rate Account.

Amounts treated as invested in our common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credits treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of our common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2002 LTIP or 2007 LTIP may be deferred. Amounts deferred are credited with interest at the prime rate, unless a participant elects that such amounts be treated as invested in our common stock. A participant’s decision to have deferred amounts treated as invested (or not invested) in our common stock is also subject to compliance with applicable securities laws.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2011 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 17, 2010 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2011 Annual Meeting, scheduled for Friday, April 22, 2011.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York, 10036, telephone number (212)- 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2010 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2010 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,000 plus expenses.

By order of the Board of Directors

ROBERT M. HART
Senior Vice President – Law and Secretary

March 17, 2010

Exhibit A

ALLEGHANY CORPORATION

2010 DIRECTORS’ STOCK PLAN

1.  PURPOSE.  The purpose of the Alleghany Corporation 2010 Directors’ Stock Plan (the “Plan”) is to advance the interests of Alleghany Corporation (the “Company”) and its stockholders by attracting and retaining highly qualified individuals to serve as members of the Board of Directors of the Company (the “Board”) who are not employees of the Company or any of its subsidiaries, and to encourage them to increase their stock ownership in order to promote long-term stockholder value through ownership of the common stock, $1.00 par value, of the Company (“Common Stock”). The purpose of the Plan will be accomplished through the grant of options to purchase shares of Common Stock (each, an “Option”) and the grant of shares of Common Stock subject to the potential forfeiture and restrictions on transfer in Section 5 (“Restricted Stock”) or of notional units of measurement, each equivalent to one share of Common Stock (“Restricted Stock Units”).

2.  ADMINISTRATION.  The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include, without limitation, the authority (within the limitations described herein) to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan shall be final and conclusive. The Board may authorize any one or more of its members or any officer of the Company to exercise the Board’s power over the day-to-day administration of the Plan, including executing and delivering documents on behalf of the Company.

3.  ANNUAL GRANT OF OPTIONS AND RESTRICTED STOCK OR RESTRICTED STOCK UNITS.  Each year, as of the first business day following the conclusion of the Company’s annual meeting of stockholders (the “Annual Meeting”), each individual who was elected, reelected or continues as a member of the Board and who is not an employee of the Company or any subsidiary (a “Non-Employee Director”) shall automatically be granted (a) an Option to purchase five hundred shares of Common Stock, on the terms and subject to the conditions in Section 4, and (b) either (x) two-hundred and fifty shares of Restricted Stock or (y) if elected by the Non-Employee Director in accordance with Section 6(a), two-hundred and fifty Restricted Stock Units subject to payment as provided in Section 6. In the event that an individual is appointed as a member of the Board after an Annual Meeting and at such time is a Non-Employee Director (an “Appointed Director”), such Appointed Director shall automatically be granted an Option and Restricted Stock (or if elected by such Appointed Director as provided herein, Restricted Stock Units) as of the date he is appointed to the Board (the “Appointment Date”), each as to that number of whole shares of Common Stock (with any fractional share rounded up) as is equal to (a) the number of shares that would have been granted pursuant to the applicable award that the Appointed Director would have received had he been elected at the immediately preceding Annual Meeting (as such number was adjusted pursuant to Section 8 hereof since the immediately preceding Annual Meeting), times (b) the ratio which the number of days from the Appointment Date until the next Annual Meeting bears to 365.

4.  OPTIONS.

(a) Each Option granted under the Plan shall be evidenced by an agreement (an “Option Agreement”) which shall entitle the holder to purchase during its term the Common Stock subject to the Option at an exercise price per share equal to the Fair Market Value (as defined below) of Common Stock on the date such Option is granted. The term of any Option shall be determined by the Board, but in no event shall any Option be exercisable more than ten years after the date the Option is granted. The term “Fair Market Value” shall mean, with respect to any date, the average of the high and the low sales prices of Common Stock on that date, as reported on the New York Stock Exchange Composite Transactions Tape or, if no sales of Common Stock are reported on the New York Stock Exchange Composite Transactions Tape on that date, the average prices on the last preceding date on which sales of Common Stock were reported on the New York Stock Exchange Composite Transactions Tape.

(b) Each Option shall not be exercisable before the expiration of one year from the date the Option is granted and may be exercised during its term as follows: one-third (33 1/3 percent) of the total number of shares of Common Stock covered by the Option shall become exercisable on each of the first three anniversaries of the date the Option is granted; provided that in the case of an Option granted to an Appointed Director upon his appointment, the periods to determine when the Option shall not be or may be exercised shall be measured from the first business day that followed the Annual Meeting that immediately preceded his appointment rather than from the date such Option was granted. Notwithstanding the foregoing, if the Non-Employee Director resigns as a director prior to the date of the Company’s next succeeding Annual Meeting following the date the Option is granted (the “Next Annual Meeting”), the Option shall terminate and be forfeited simultaneously with his resignation, and if the Non-Employee Director ceases to be a director prior to the Next Annual Meeting for any reason other than resignation prior to the Next Annual Meeting, the Option shall automatically become immediately exercisable in full. Except as otherwise provided herein, if any Non-Employee Director shall cease to be a director for reasons other than death while holding an Option that has not terminated or expired and has not been fully exercised, such Non-Employee Director (or his permitted transferees) at any time within one year of the date he ceased to be a director but not thereafter (and in no event after the Option has expired), may exercise the Option with respect to any shares of Common Stock as to which he has not exercised the Option on the date he ceased to be a director, and if any Non-Employee Director to whom an Option has been granted shall die while holding an Option (or while the Non-Employee Director’s permitted transferees are holding such Option) that has not been fully exercised, his executor, administrator, heirs, distributes or permitted transferees, as the case may be, at any time within one year of the date of such Non-Employee Director’s death but not thereafter (and in no event after the Option has expired) may exercise the Option with respect to any shares of Common Stock as to which the Non-Employee Director could have exercised the Option at the time of his death. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve as a director after the Annual Meeting on or next following the date that the Non-Employee Director attains age 72, the Non-Employee Director (or his permitted transferees or in the event of his death, his executors, administrators, heirs or distributees, as the case may be), may exercise the Option with respect to any shares of Common Stock as to which the Non-Employee Director could have exercised the Option at the time he ceased to be a director at any time during the remaining term of the Option (but in no event after the Option has expired).

(c) Payment in full of the exercise price for the Common Stock acquired upon exercise of an Option shall be due at the time the Option is exercised, with such payment being made in cash, by tendering shares of Common Stock already owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the exercise price applicable to the shares of Common Stock being acquired upon exercise of the Option or by any combination thereof in accordance with such procedures as may be established by the Board. In addition, the Board may permit the payment of the exercise price upon exercise of the Option by allowing the Non-Employee Director to direct the Company to withhold that number of shares of Common Stock that would be acquired upon exercise of the Option having a Fair Market Value on the date of exercise equal to the exercise price applicable to the shares of Common Stock being acquired upon exercise of the Option.

(d) Option Agreements shall be in such form as the Board may from time to time approve, and the provisions governing Options need not be the same with respect to each Non-Employee Director. Option Agreements shall be subject to the terms and conditions set forth in this Plan and may contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Board shall deem desirable. The Board may amend the terms of any Option Agreement, prospectively or retroactively, but no such amendment shall materially and adversely affect any right of any Non-Employee Director without his consent.

Except as provided in Section 8, the Board shall not have the authority to cancel any outstanding Option and issue a new Option in its place with a lower exercise price.

(e) A Non-Employee Director to whom an Option is granted (and any person succeeding to such Non-Employee Director’s rights pursuant to the Plan) shall have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Section 8, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

(f) No Option or any right or interest therein shall be assignable or transferable except, in the event of the Non-Employee Director’s death, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Board may, in its discretion, provide that an Option may be transferable, without consideration, to a Non-Employee Director’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships or limited liability companies in which the only partners or members, as the case may be, are the Non-Employee Director and the Non-Employee Director’s immediate family members. The Board may impose such terms and conditions on such transferability as it may deem appropriate.

5.  RESTRICTED STOCK.

(a) Restricted Stock granted under the Plan shall be issued for no consideration, but the Restricted Stock shall be forfeited to the Company (without the payment of any consideration) if the Non-Employee Director resigns from the Board prior to the Next Annual Meeting. In addition, Restricted Stock shall not be sold, assigned, pledged or transferred to any person until the third anniversary of the date the Restricted Stock is granted or, in the case of Restricted Stock granted to an Appointed Director upon his appointment, the third anniversary of the first business day that followed the Annual Meeting immediately preceding his appointment; provided that, in any case, the Restricted Stock shall automatically cease to be subject to the foregoing restrictions on sale, assignment, pledge or transfer upon the Non-Employee Director’s death prior to the Next Annual Meeting or, subsequent to the Next Annual Meeting, upon the date the Non-Employee Director ceases to be a director for any reason.

(b) The Non-Employee Director to whom Restricted Stock is issued will have the customary rights of a stockholder with respect to such shares of Common Stock, including the right to vote the shares of Common Stock and to receive dividends paid thereon. Prior to the date the Restricted Stock ceases to be subject to the restrictions on sale, assignment, pledge or transfer in Section 5(a), dividends paid on such Common Stock in the form of additional shares of Common Stock or as securities or other property shall be subject to the same risk of forfeiture and other restrictions as the underlying shares of Common Stock with respect to which the dividend was paid.

(c) Any Restricted Stock issued under the Plan may be evidenced in such manner as the Board in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or by the issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Non-Employee Director, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

6.  RESTRICTED STOCK UNITS.

(a) To elect to be granted Restricted Stock Units in lieu of the automatic grant of Restricted Stock, a Non-Employee Director must affirmatively elect (an “Election”) to receive such Restricted Stock Units on or before the December 31st preceding the Annual Meeting in respect of which the automatic grant of Restricted Stock would otherwise be made; provided, however, that (i) a Non-Employee Director who is newly elected as a director at an Annual Meeting may make his Election before the date of such Annual Meeting at which the Non-Employee Director was first elected as a director and (ii) an Appointed Director may make his Election with respect to (x) the grant of Restricted Stock to be received at the next Annual Meeting on or before the later of (A) the date of the meeting of the Board at which he was appointed as a director, (B) the effective date of this Plan, or (C) the December 31st preceding that next Annual Meeting, and (y) the Restricted Stock to be received upon his appointment as a director, on or before the date of the meeting of the Board at which he was appointed as a director. Each Election shall be irrevocable after the last date that such Election may be made. Each Election to receive Restricted Stock Units may also include an election specifying the date or dates and/or event or events for the payment in respect of such Restricted Stock Units (each such date or dates and/or event or events being referred to herein as a “Payment Date”); provided that any Payment Date elected may not specify a date or event for payment that is prior to the third anniversary of the date such Restricted Stock Units are granted or, in the case of Restricted Stock Units granted to an Appointed Director upon his appointment, prior to the third anniversary of the first business day that followed the Annual Meeting that immediately preceded his appointment (in either case, other than a Payment Date that provides for payment when the Non-Employee Director ceases to be a member of the Board). Each Payment Date: (i) specified as a calendar date must be January 1st and (ii) specified as an event shall be deemed to be the January 1st coinciding with or next following the specified event. A Non-Employee Director’s Election may provide that such Election shall remain in effect until revoked (which revocation must be made on or before the December 31st preceding the Annual Meeting at which such revocation is to take effect) with respect to all subsequently granted Restricted Stock Units.

(b) The Company shall establish and maintain a separate unfunded, bookkeeping account to which the Restricted Stock Units granted to a Non-Employee Director shall be credited (an “Account”), which Account shall reflect the investment experience that the Account would have had if such Account held whole or fractional shares of Common Stock equal to the number of whole or fractional Restricted Stock Units credited to the Account. A separate sub-Account shall be created to identify each grant of Restricted Stock Units for purposes of applying the provisions of the Plan. The Account (and each sub-Account) shall exist solely for record keeping purposes and shall not represent any actual interest in any shares of Common Stock. The right of any Non-Employee Director to receive payments in respect of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. If any cash or stock dividends are paid on the shares of Common Stock represented by the Restricted Stock Units during the period between the date such Restricted Stock Units are granted and the Payment Date with respect to such Restricted Stock Units, then additional whole or fractional Restricted Stock Units shall be credited to the Non-Employee Director’s Account. Such credit shall be made as of the applicable dividend payment date. The number of whole or fractional Restricted Stock Units credited as a result of any cash dividends shall be determined by dividing (a) the aggregate dollar amount of the cash dividends by (b) the Fair Market Value of a share of Common Stock on the dividend payment date. The additional whole and/or fractional Restricted Stock Units acquired with any cash or stock dividends shall be payable at the same time as the Restricted Stock Units representing the shares of Common Stock giving rise to the dividends. Notwithstanding anything contained herein or in any Election or Amended Election (as hereinafter defined) made by a Non-Employee Director to the contrary, if a Non-Employee Director resigns prior to the Next Annual Meeting following the date the Restricted Stock Units were granted, such Restricted Stock Units shall be forfeited.

(c) All payments in respect of whole Restricted Stock Units shall be made in the form of whole shares of Common Stock and any fractional Restricted Stock Unit shall be paid in cash based upon the Fair Market Value of the equivalent fraction of a share of Common Stock. Unless a Non-Employee Director’s Election provides otherwise, the Payment Date in respect of the Restricted Stock Units credited to a Non-Employee Director’s Account shall be the date that is the third anniversary of the date such Restricted Stock Units were granted or, in the case of Restricted Stock Units granted to an Appointed Director upon his appointment, the date that is the third anniversary of the first business day that followed the Annual Meeting that immediately preceded his appointment. Notwithstanding the foregoing or any Election or

Amended Election made by a Non-Employee Director, if a Non-Employee Director dies, all Restricted Stock Units remaining in the Non-Employee Director’s Account shall be paid to the individual or entity designated by the Non-Employee Director in writing and filed with the Company (and if the Non-Employee Director did not designate a beneficiary or such designated beneficiary predeceases the Non-Employee Director, the Non-Employee Director’s beneficiary shall be the Non-Employee Director’s spouse, if any, or if none, his/her estate). All payments in respect of Restricted Stock Units shall be made as promptly as possible following the Payment Date and in any event, on or before the last day of the calendar year in which the Payment Date occurs.

(d) At least twelve months prior to the Payment Date with respect to any Restricted Stock Units, a Non-Employee Director may elect (an “Amended Election”) to defer distribution of all or any number of such Restricted Stock Units credited to his/her Account to a date occurring after the original Payment Date; provided, however, that (a) such Amended Election will not take effect for at least 12 months after the date on which it is made and (b) the distribution in respect of the Restricted Stock Units with respect to which the Amended Election is made must be at least 5 years from the original Payment Date. A Non-Employee Director’s Amended Election may otherwise provide for distribution at any time as could have been elected under an original Election.

(e) All Elections and Amended Elections shall be in writing and shall be effective on and when received by the Company pursuant to procedures established by the Board from time to time. An Amended Election when received pursuant to such procedures is irrevocable when received.

(f) No Restricted Stock Units shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Non-Employee Director to, any party, nor shall any Restricted Stock Units be assignable or transferable by the recipient thereof.

7.  AVAILABLE SHARES OF COMMON STOCK.  There may be issued under the Plan pursuant to the exercise of Options or granted as Restricted Stock or as Restricted Stock Units granted in lieu of Restricted Stock an aggregate of not more than 60,000 shares of Common Stock, subject to adjustment as provided in Section 8.

8.  DILUTION AND OTHER ADJUSTMENTS.  In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the number or kind of shares that may be issued under the Plan as Options, Restricted Stock and Restricted Stock Units pursuant to Section 3 and in the aggregate under Section 7 shall be automatically adjusted to give effect to the occurrence of such event, and the number or kind of shares subject to, or the Option price per share under, any outstanding Option shall be automatically adjusted so that the proportionate interest of the Non-Employee Director (and any person succeeding to such Non-Employee Director’s rights pursuant to the Plan) shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

9.  AMENDMENT OR TERMINATION.  The Board, without the consent of any Non-Employee Director, may at any time terminate or from time to time amend the Plan in whole or in part, including, without limitation, to increase or decrease the number of shares of Common Stock granted as an Option, as Restricted Stock or as Restricted Stock Units in Section 3; provided, however, that no such action shall adversely affect any rights or obligations with respect to any Options, Restricted Stock or Restricted Stock Units previously granted under the Plan; and provided, further, that no amendment, without further approval by the stockholders of the Company in accordance with Section 11 below, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 8), (ii) extend the period during which Options, Restricted Stock or Restricted Stock Units may be granted under the Plan, (iii) increase the maximum term for which Options may be exercised under the Plan, (iv) decrease the exercise price at which Options may be granted under the Plan (other than pursuant to Section 8), or (v) modify the requirements for eligibility to participate in the Plan.

10.  MISCELLANEOUS PROVISIONS.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company’s stockholders or to limit the rights of the stockholders to remove any director. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option, Restricted Stock or Restricted Stock Units under the Plan.

(b) The Company shall have the right to require, prior to the issuance of any shares of Common Stock pursuant to the Plan, the payment of, or provision by, a Non-Employee Director of any taxes required by law to be withheld with respect to the issuance of such shares or otherwise. The Board shall be authorized to establish procedures for elections by

Non-Employee Directors to satisfy such withholding taxes by delivery of, or directing the Company to retain, shares of Common Stock.

(c) The obligation of the Company to issue shares of Common Stock upon the exercise of Options, as Restricted Stock or in settlement of Restricted Stock Units shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock as Restricted Stock and in settlement of Restricted Stock Units.

(d) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

(e) Shares of Common Stock issued under the Plan may be original issue shares of Common Stock, treasury stock, shares of Common Stock purchased in the open market or otherwise.

(f) The Plan is intended to be operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of the Plan is subject to more than one interpretation, then the Plan shall be interpreted in a manner that is consistent with Section 409A.

11.  EFFECTIVE DATE; TERM.  The Plan shall become effective when approved at a meeting of stockholders by a majority of the voting power of the voting stock (all as defined in the Company’s Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such meeting. The Plan shall terminate immediately preceding the fifth Annual Meeting following the Annual Meeting after the Plan shall become effective, unless sooner terminated by action of the Board. No Option, Restricted Stock or Restricted Stock Unit may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Option, Restricted Stock or Restricted Stock Unit theretofore granted.

12.  LAW GOVERNING.  The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

Exhibit B

ALLEGHANY CORPORATION

2010 MANAGEMENT INCENTIVE PLAN

1.  PURPOSE OF THE PLAN.  The purpose of the Alleghany Corporation 2010 Management Incentive Plan (the “Plan”) is to allow Alleghany Corporation (the “Company”) to provide incentive compensation bonuses (“Incentive Bonuses”) to its officers, upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The Plan provides for the award of both Incentive Bonuses that are intended to satisfy the requirements for performance-based compensation (“Qualifying Incentives”) in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), and Incentive Bonuses that are not intended to satisfy such requirements (“Non-Qualifying Incentives”).

2.  ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the exclusive authority to (i) select the officers to participate in the Plan, (ii) establish performance goals for Incentive Bonuses, including without limitation, any target, threshold or other level of performance that must be achieved to earn an Incentive Bonus, (iii) determine whether Incentive Bonuses will be Qualifying Incentives or Non-Qualifying Incentives, (iv) establish each Participant’s Incentive Bonus opportunity (or range thereof), (v) determine the amount of the Incentive Bonus payable to any Participant, and (vi) make all other determinations and take all other actions necessary or appropriate for the proper administration and operation of the Plan. Any determination by the Committee on any matter relating to the Plan shall be made in its sole discretion and need not be uniform among Participants. The Committee’s interpretation of the Plan shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any Participant.

3.  ELIGIBILITY.  Incentive Bonuses under the Plan may be paid to those officers (including officers who are directors) of the Company who shall be selected by the Committee to participate in the Plan after consideration of management’s recommendations (the “Participants”). Participants may receive multiple Incentive Bonuses during the same year under the Plan.

4.  PERFORMANCE PERIODS.  Qualifying Incentives shall be payable to a Participant as a result of the satisfaction of performance goals in respect of the calendar year or such other period as is selected by the Committee (a “Performance Period”). Non-Qualifying Incentives may be payable to a Participant as a result of the satisfaction of performance goals in respect of a Performance Period or as a result of the achievement of an individual objective or result, as determined by the Committee in its sole discretion.

5.  INCENTIVE BONUSES.

(a)  Incentive Bonuses.  The Committee, in its sole discretion, may grant Incentive Bonuses to any Participant, which Incentive Bonuses may be Qualifying Incentives or Non-Qualifying Incentives. A Participant may be granted one or more Qualifying Incentives or Non-Qualifying Incentives in respect of the same Performance Period and may be granted both Qualifying Incentives and Non-Qualifying Incentives at the same time or in respect of the same Performance Period. Notwithstanding the foregoing, the grant or payment of any Non-Qualifying Incentive shall not be made contingent on the failure to earn any Qualifying Incentive.

(b)  Qualifying Incentives.  Incentive Bonuses granted to any Participant who is a “covered employee” (as defined in Section 162(m) of the Code) for that Performance Period shall be a Qualifying Incentive unless otherwise determined by the Committee in its sole discretion. The right to receive (or retain) any Qualifying Incentive shall be conditional upon the achievement of one or more performance goals established by the Committee in writing at the time such award is granted. Prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by Section 162(m) of the Code, the Committee shall establish in writing (i) the performance goal or goals upon which a Participant’s Qualifying Incentive shall be based and (ii) after consideration of management’s recommendations, the target (or range of) Qualifying Incentive opportunity for each Participant based upon the attainment of such performance goal or goals. The Committee may provide for a threshold level of performance below which no amount of a Qualifying Incentive will be paid and a maximum level of performance above which no additional Qualifying Incentive will be paid, and it may provide for the payment of differing amounts for different levels of performance. The Committee may provide that a Qualifying Incentive shall be determined as an amount or a percentage of a specified incentive pool based upon operating income, cash flow, earnings before income taxes, net income or other measures constituting a performance goal (as described in Section 5(c)), with such adjustments or exclusions as the Committee may determine; provided, however, that if payment of the Qualifying Incentive is based upon the attainment of one or more performance goals established by the Committee, the Committee may determine the amount of the incentive pool by reference to any measure (whether or not constituting a performance goal) as the Committee deems appropriate. The total amount or percentage of the incentive pool awarded to Participants shall not exceed 100% of the incentive pool, and the amount paid to any Participant from such incentive pool shall not be increased by any amount not paid to any other Participant.

(c)  Qualifying Incentive Performance Goals.  Performance goals, which may vary from Participant to Participant and from Qualifying Incentive opportunity to Qualifying Incentive opportunity, shall be based upon the attainment of specific amounts or percentages of, or increases or decreases in, one or more of the following: revenues; operating income; net operating income; cash flow; earnings before income taxes; net income, earnings per share; stockholders’ equity; return or net return on assets, net assets, investments, capital or equity; share price; share price appreciation; underwriting profits; gross or net premiums written; net premiums earned; compound growth in net loss and loss adjustment expense reserves; loss ratio or combined ratio of the Company’s insurance businesses; operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets; business expansion goals; goals relating to acquisitions or divestitures; and productivity improvements, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.

Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any subsidiary (or any business unit thereof) and/or the past or current performance of other companies or indexes, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, including without limitation, catastrophe losses, realized gains or losses on strategic investments, acquisitions and divestitures, currency fluctuations, discontinued operations, extraordinary items whether of income or expense, accounting and tax changes, and any unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.

(d)  Qualifying Incentive Determination.  As soon as practicable after the end of each Performance Period but before any Qualifying Incentives are paid, the Committee shall certify in writing (i) whether the performance goal or goals were attained and (ii) the amount of the Qualifying Incentive payable to each Participant based upon the attainment of the performance goal or goals established by the Committee. The Committee may determine to grant a Participant a Qualifying Incentive equal to, but not in excess of, the amount specified in the foregoing certification. The Committee may also reduce or eliminate the amount of any Qualifying Incentive of any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Committee. Under no circumstances may the Committee increase the amount of the Qualifying Incentive otherwise payable to a Participant beyond the amount originally established, waive the attainment of the performance goals established by the Committee or otherwise exercise its discretion so as to cause any Qualifying Incentive not to qualify as performance-based compensation under Section 162(m) of the Code.

(e)  Non-Qualifying Incentives.  A Non-Qualifying Incentive may be awarded by the Committee to any Participant (including covered employees) at any time before, during or following the completion of any Performance Period and may, but need not, be conditioned upon the achievement of any performance goals established by the Committee. The Committee may increase, decrease or eliminate the amount of any Non-Qualifying Incentive awarded to any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain or achieve, any performance goals or specified personal goals established by the Committee or management, and the Committee may waive the attainment of or modify the terms of any performance or personal goals established by the Committee or management or otherwise exercise its discretion in any manner with respect to any Non-Qualifying Incentive.

6.  OTHER TERMS OF INCENTIVE BONUSES

(a)  Death or Disability.  In the event that a Participant previously awarded or granted an Incentive Bonus shall die or become disabled prior to the payment thereof, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive such amount, if any, of the Incentive Bonus granted or awarded to the Participant as shall be determined by the Committee in its sole discretion. Nothing contained herein shall preclude the Committee, in its sole discretion, from granting a Non-Qualifying Incentive to any Participant in respect of the Participant’s employment by the Company prior to such Participant’s death or disability.

(b)  Other Terminations of Employment.  If a Participant’s employment terminates prior to the end of a Performance Period for any reason other than death or disability, the Participant shall not be entitled to receive any Qualifying Incentive established for the Participant; provided, however, that if the performance goals applicable to such Qualifying Incentive are achieved and certified by the Committee (in accordance with Section 5(d)), the Committee, in its discretion, may determine that the Participant shall be entitled to receive all or any part of the Qualifying Incentive that would be payable to the Participant based upon the achievement of those performance goals. If a Participant previously granted a Non-Qualifying Incentive terminates employment for any reason (other than death or disability), the Committee, in its sole discretion, may determine that such Participant is entitled to receive payment of all or any portion of such Non-Qualifying Incentive.

(c)  Payment.  As soon as practicable following the Committee’s determination of the amount of any Qualifying Incentive payable to a Participant (in accordance with Section 5(d)), but no later than December 31st of such year, such Qualifying Incentive shall be paid by the Company in cash to such Participant. A Non-Qualifying Incentive shall be paid in cash promptly (and in any event within two and one-half months) following the date for payment specified by the Committee at the time a Non-Qualifying Incentive is granted. Notwithstanding the foregoing, if the Committee, in its sole discretion, determines that a Participant who died or became disabled shall be entitled to receive an Incentive Bonus, then such Incentive Bonus shall be paid to such Participant (or in the event of the Participant’s death, the Participant’s beneficiary) in cash promptly following the date for payment specified by the Committee at the time the Incentive Bonus is determined by the Committee, but in no event later than March 15th of the year following the year in which such death or disability occurred. Nothing contained in this Plan shall require the acceleration of the time of payment of any Incentive Bonus that the Participant has elected to defer under any deferred compensation plan or arrangement of the Company.

(d)  Annual Maximum.  The Qualifying Incentives payable to any Participant pursuant to the Plan in any single calendar year shall not exceed $5 million.

7.  DILUTION AND OTHER ADJUSTMENTS.

To the extent that a performance goal is based on, or calculated with respect to, the Company’s common stock (such as earnings per share, book value per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such performance goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

8.  MISCELLANEOUS PROVISIONS.

(a)  No Right to Incentive Bonus.  Notwithstanding anything contained herein to the contrary, no officer or other person shall have any claim or legally binding right to be paid any Incentive Bonus awarded or granted under the Plan prior to the actual payment thereof, and any Participant who terminates employment (other than due to death or disability) prior to the payment of an Incentive Bonus shall forfeit any right to receive such Incentive Bonus, regardless of the terms of any award or grant or any prior determination by the Committee.

(b)  No Assurance of Employment.  Neither the establishment of the Plan nor any action taken thereunder shall be construed as giving any officer or other person any right to be retained in the employ of the Company.

(c)  Withholding Taxes.  The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

(d)  No Transfers or Assignments.  No Incentive Bonus under the Plan nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company or any subsidiary), except, in the event of the Participant’s death, to his designated beneficiary as hereinafter provided.

(e)  Beneficiary.  Any payments on account of an Incentive Bonus payable under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Company or in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(f)  Non-exclusivity of Plan.  Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board of Directors of the Company, the Company or any subsidiary to establish any other annual or other incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

9.  AMENDMENT OR TERMINATION OF THE PLAN.  The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment with respect to, or affecting, Qualifying Incentives that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such consent.

10.  LAW GOVERNING.  The validity and construction of the Plan shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

11.  EFFECTIVE DATE.  The Plan shall be effective when approved by the stockholders of the Company in accordance with Section 162(m) of the Code.

ALLEGHANY CORPORATION
ATTN: ROBERT M. HART
7 TIMES SQUARE TOWER - 17TH FLOOR
NEW YORK, NY 10036
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M20045-P89630	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLEGHANY CORPORATION

Vote on Directors					Vote on Proposals

1. Election of Directors - The Board of Directors recommends a vote FOR the listed nominees.		For	Against	Abstain	2. Approval of 2010 Directors’ Stock Plan – The Board of Directors recommends a vote FOR the following proposal.
						For	Against	Abstain
1a.	Karen Brenner	☐	☐	☐	Proposal to approve the 2010 Directors’ Stock Plan of Alleghany Corporation.	☐	☐	☐

1b.	Thomas S. Johnson	☐	☐	☐	3. Approval of 2010 Management Incentive Plan – The Board of Directors recommends a vote FOR the following proposal.	For	Against	Abstain
1c.	Phillip M. Martineau	☐	☐	☐
					Proposal to approve the 2010 Management Incentive Plan of Alleghany Corporation.	☐	☐	☐

1d.	James F. Will	☐	☐	☐	4. Ratification of Independent Registered Public Accounting Firm – The Board of Directors recommends a vote FOR the following proposal.	For	Against	Abstain

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.					Ratification of KPMG LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2010.	☐	☐	☐

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2010 Annual Meeting of Stockholders to be Held on April 23, 2010:
Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2009 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.alleghany.com to view and obtain the proxy materials online.
For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

M20046-P89630

ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John J. Burns, Jr., Weston M. Hicks and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York, on Friday, April 23, 2010 at 10:00 a.m. local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE